    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 2, 2005

                              REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                               CONOLOG CORPORATION

                 (Name of Small Business Issuer in its Charter)

          Delaware                                               22-1847286
(State or other jurisdiction        (Primary Standard         (I.R.S. Employer
    of incorporation or         Industrial Classification    Identification No.)
       organization)                  Code Number)

                                 5 Columbia Road
                          Somerville, New Jersey 08876
                                 (908) 722-8081

                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                              Marc Benou, President
                               Conolog Corporation
                          Somerville, New Jersey 08876
                                 (908) 722-8081

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With copies to:
                            Arnold N. Bressler, Esq.
                      Milberg Weiss Bershad & Schulman LLP
                             One Pennsylvania Plaza
                               New York, NY 10119
                                 (212) 594-5300
                              (212) 868-1229 (fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------
                            Amount        Proposed
Title of each class of      To Be         Maximum        Proposed Maximum      Amount of
securities to be          Registered   Offering Price   Aggregate Offering   Registration
registered                  (1) (2)     Per Share (3)        Price (3)          Fee (3)
-----------------------------------------------------------------------------------------
Common Stock, par
   value $.01 per share    2,640,000       $1.88            $4,963,200         $584.17
-----------------------------------------------------------------------------------------

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended (the Securities Act).

(2) Includes the registration for resale by the selling stockholders listed in the table at pages 6 and 7 of this prospectus (the "Selling Stockholders") of:
(i) 1,200,000 shares of the Company's common stock presently issued and outstanding and (ii) 1,440,000 shares of the Company's common stock issuable upon exercise of outstanding common stock purchase warrants.

(3) Estimated in accordance with Rule 457(c) of the Securities Act for the sole purpose of calculating the registration fee. We have based the fee calculation on the average of the high and low prices of our common stock on the Nasdaq SmallCap Market on August 31, 2005.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION DATED SEPTEMBER 2, 2005

                               CONOLOG CORPORATION
                        2,640,000 SHARES OF COMMON STOCK

                                   PROSPECTUS

This prospectus relates to the public offering of an aggregate of 2,640,000 shares of our common stock which may be sold from time to time by the Selling Stockholders named in this prospectus. Of these shares, 1,440,000 shares are issuable upon the exercise of warrants issued to the Selling Stockholders.

Our common stock is traded on the Nasdaq SmallCap Market under the symbol "CNLG." The closing price of our common stock on August 25, 2005 was $1.65 per share.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 2 BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is _______________, 2005

                                Table of Contents

                                                                            PAGE

PROSPECTUS SUMMARY ..........................................................  1

RECENT DEVELOPMENTS .........................................................  1

RISK FACTORS ................................................................  2

FORWARD-LOOKING STATEMENTS ..................................................  5

USE OF PROCEEDS .............................................................  5

SELLING STOCKHOLDERS ........................................................  5

PLAN OF DISTRIBUTION ........................................................ 10

LEGAL PROCEEDINGS ........................................................... 12

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS ................ 12

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
    MANAGEMENT .............................................................. 14

DESCRIPTION OF SECURITIES ................................................... 16

INTERESTS OF NAMED EXPERTS AND COUNSEL ...................................... 17

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT
    LIABILITIES ............................................................. 17

DESCRIPTION OF BUSINESS ..................................................... 18

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS .......................... 26

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS .............................. 32

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS .................... 32

EQUITY COMPENSATION PLAN INFORMATION ........................................ 33

EXECUTIVE COMPENSATION ...................................................... 33

CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS ON ACCOUNTING
    AND FINANCIAL DISCLOSURE ................................................ 35

WHERE YOU CAN FIND MORE INFORMATION ......................................... 36

INDEPENDENT AUDITOR'S REPORT ............................................... F-1

CONSOLIDATED BALANCE SHEET ........................................... F-2 - F-3

CONSOLIDATED STATEMENT OF OPERATIONS ....................................... F-4

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY ............................. F-5

CONSOLIDATED STATEMENTS OF CASH FLOWS ...................................... F-6

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS ...................... F-7 - F-15

As used in this prospectus, the terms "we", "us", "our," the "Company" and Conolog means Conolog Corporation, unless otherwise indicated.

PROSPECTUS SUMMARY

OUR COMPANY

We provide digital signal processing and digital security solutions to electric utilities worldwide. We design and manufacture electromagnetic products to the military and provide engineering and design services to a variety of industries, government organizations and public utilities nationwide. Our INIVEN division manufactures a line of digital signal processing systems, including transmitters, receivers and multiplexers. Our headquarters are located at 5 Columbia Road, Somerville, New Jersey 08876. Our telephone number is (800) 526-3984 or (908) 722-8081.

RECENT DEVELOPMENTS

On July 19, 2005, we entered into a Subscription Agreement (the "Subscription Agreement") with 5 subscribers (the "Subscribers") relating to the issuance and sale, in a private placement by us of 1,200,000 shares of our common stock at a price of $1.25 per share and warrants to purchase 1,200,000 shares of our common stock at a price of $1.6892 per share which are exercisable for a period commencing on January 18, 2006 and terminating on the fifth anniversary of the issuance of such warrant. The issuance of the Common Stock and warrants pursuant to the Subscription Agreement was approved by our board of directors. From the sale of our securities to the Subscribers, we received gross proceeds of $1,500,000. We paid First Montauk Securities Corp., ("First Montauk") the selling/placement agent in the private placement, a cash fee of $150,000. First Montauk, including certain of First Montauk's affiliates and employees, (collectively "First Montauk Warrant Recipients") was also issued warrants to purchase an aggregate of 240,000 shares of our common stock on the same terms as the warrants issued to the Subscribers. We also paid attorneys fees of $10,000 to the Subscribers' attorneys.

The issuance and sale of the common stock and warrants pursuant to the Subscription Agreement was made in reliance upon the exemption provided in
Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") and Regulation S promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with the private placement. Each of the certificates representing shares of the Company's common stock and warrants issued pursuant to the Subscription Agreement contain restrictive legends preventing the sale, transfer or other disposition of such shares and warrants unless registered under the Securities Act.

Pursuant to the Subscription Agreement, we are required to register under the Securities Act for resale the common stock sold to the Subscribers as well as the securities issuable upon the exercise of warrants issued to them. Pursuant to the selling agent agreement between us and First Montauk, we are also registering 240,000 shares issuable upon the exercise of warrants issued to First Montauk Warrant Recipients.

THE OFFERING

This prospectus relates to the resale of up to 2,640,000 shares of our common stock in connection with the resale of:

      o 1,200,000 shares of our common stock which were issued to the Subscribers pursuant to a Subscription Agreement dated as of July 19, 2005; and

      o 1,200,000 shares of our common stock which may be issued upon the exercise of warrants issued to the Subscribers pursuant to the Subscription Agreement.

      o 240,000 shares which may be issued upon the exercise of warrants issued to the First Montauk Warrant Recipients.

NUMBER OF SHARES OUTSTANDING

As of July 31, 2005, 7,417,847 shares of our common stock were issued and outstanding.

RISK FACTORS

An investment in our common stock involves a very significant risk. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

The price of our common stock may fluctuate significantly as a result of the shares we are registering for the Selling Stockholders and you may find it difficult for you to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. Any significant downward pressure on the price of our common stock as the Selling Stockholders sell shares of our common stock could encourage short sales. Any such short sales could place further downward pressure on the price of our common stock.

We have a history of operating losses and thus we may not be profitable in the future.

Our continued existence is dependent upon us successfully expanding our business and attaining profitable operations. We have historically had net losses from operations and there can be no assurance that we will be profitable in the future. If we are not profitable and cannot attain sufficient capital to fund our operations we may have to cease our operations.

We have many competitors and we may not be able to compete effectively against them.

The market for our manufactured products is very competitive. There are several companies that manufacture products similar to the products we sell. Most of these companies are substantially larger than us and have substantially greater name recognition, financial resources and personnel than we do.

Our success depends on keeping up with technological changes.

The market for our manufactured products is characterized by rapid technological changes and advances. Our failure to introduce new products in a timely or cost effective manner or our failure to improve our existing products in a timely or cost effective manner would materially adversely affect our operating results.

We are dependent on a few large customers.

Our dependence on major customers including Bonneville Power Authority and The U.S. Military, which accounted for approximately $168,149 and $174,120 of sales, respectively during the fiscal year ended July 31, 2005, subjects us to significant financial risks in the operation of our business if a major customer were to terminate or materially reduce, for any reason, its business relationship with us.

We may not be able to attract the qualified personnel we need to succeed.

Because of the technical nature of our business, we are dependent upon our ability to attract and retain technologically qualified personnel. Competition for individuals with proven professional or technical skills is intense, and the demand for these individuals is expected to remain very strong for the foreseeable future. Larger companies may be able to pay substantially higher salaries than we are able to pay. Therefore, we may not be successful, especially during increased economic activity, in attracting qualified personnel.

Our minimal staff may have difficulty managing our operations.

We only employ about 13 people on a full time basis. Approximately 8 of our full time employees are involved in production. Our success is dependent upon the services of our current management, particularly Robert S. Benou, our Chairman, Chief Executive Officer and Chief financial Officer and Marc Benou our President, Chief Operating Officer and Secretary. Messrs. Robert Benou and Marc Benou are currently serving under employment contracts that renew on a year-to-year basis unless terminated by either party thereto upon at least 90 days notice prior to the expiration of the then current term of such agreement. If the employment of Messrs. Robert Benou or Marc Benou terminates, or if either is unable to perform his duties, we may be materially and adversely affected.

We are dependent on component manufacturers to provide us with the parts we need.

We are dependent on outside suppliers for all of the subcomponent parts and raw materials we need to manufacture our products. A shortage, delay in delivery, or lack of availability of a part could lead to manufacturing delays, which could reduce sales. We also purchase some custom parts, primarily printed circuit boards. The failure of a supplier of one of these customized components could cause a lengthy delay in production, resulting in a loss of revenues.

We have limited cash and may not be able to receive additional financing.

As of July 31, 2005, we had approximately $4,471,000 in cash. We believe that this, together with anticipated cash flows from operation will be sufficient to satisfy our working capital requirements for the foreseeable future. However, we may need to seek additional financing sooner than we anticipate as a result of factors including but not limited to the following:

      o   changes in operating plans

      o   lower than anticipated sales

      o   increased operating costs; and

      o   potential acquisitions

However, additional financing may not be available on commercially reasonable terms, if at all.

Our stock price may fluctuate, which may make it difficult to resell your shares at attractive prices.

The market price of our common stock may experience fluctuations that are unrelated to our operating performance. The market price of our common stock has been volatile, and may continue to be volatile. Factors that could cause volatility in our stock price include:

      o   fluctuations in our quarterly operating results;

      o   stock market prices and volume fluctuations generally;

      o economic conditions specific to any of the industries that we conduct business in;

      o announcements by us or our competitors relating to new services or technologies, significant acquisitions, significant orders, strategic relationships, joint ventures or capital commitments; and

      o   applicable regulatory developments.

If we are delisted from the Nasdaq SmallCap Market, you may also find it more difficult to trade our common stock due to "penny stock" rules.

If we are unable to satisfy the requirements for continued quotation on Nasdaq, trading, if any, in our common stock would be conducted in the over-the-counter market in what is commonly referred to as the "pink sheets" or on the NASD OTC Bulletin Board. If our shares become subject to the regulations on penny stocks, the price and ability to sell our shares would be severely affected because the shares could only be sold in compliance with the penny stock rules.

The issuance of shares upon conversion of our convertible securities and exercise of outstanding warrants may cause immediate and substantial dilution to our existing stockholders.

As of July 31, 2005, we had outstanding warrants to purchase 2,398,549 shares of our common stock, of which warrants to purchase 1,440,000 shares of our common stock have an exercise price of $1.6892 per share and warrants to purchase 958,549 shares of our common stock have an exercise price of $1.25 per share. The issuance of shares upon the exercise of warrants may result in substantial dilution to the interests of other stockholders since the Selling Stockholder may ultimately sell the full amount issuable on exercise of such warrant conversion.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks discussed in the section entitled "Risk Factors" that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the Selling Stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the Selling Stockholders and we will not receive any proceeds from the resale of the common stock by the Selling Stockholders. We did receive net proceeds of $1,339,993.50 (before deducting attorneys fees, accounting fees, printing fees and other miscellaneous fees related to the private placement) from the sale of the shares to the Selling Stockholders. We are using the proceeds for working capital. We will incur all costs associated with this registration statement and prospectus, which are currently estimated to be approximately $174,431. If the warrants issued pursuant to the Subscription Agreement and issued to the First Montauk Warrant Recipients are completely exercised, we would receive a maximum of $2,432,448 as a result of such exercises. Notwithstanding, there is no assurance that any of the warrants will be exercised. If we receive any proceeds from the exercise of the warrants, these proceeds will be used for general working capital purposes.

SELLING STOCKHOLDERS

The following table sets forth, as of July 31, 2005, information regarding the beneficial ownership of our common stock by the Selling Stockholders. In the table below, the percentage ownership after the offering is based upon the assumed sale by the Selling Stockholders of all shares they may offer for sale pursuant to this prospectus. Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. The percentages for each Selling Stockholder are calculated based on 7,417,847 shares our common stock issued and outstanding as of July 31, 2005, plus the additional shares that the Selling Stockholder is deemed to beneficially own as set forth in the table. The shares offered by this prospectus shall be deemed to include shares offered by any pledge, donee, transferee or other successor in interest of any of the Selling Stockholders below, provided that this prospectus is amended or supplemented if required by applicable law.

The information in this table is based upon information provided by each respective Selling Stockholder.

--------------------------------------------------------------------------------------------------------------------------
                                       Beneficial Ownership Before This                         Beneficial Ownership After
                                                   Offering                                         This Offering
--------------------------------------------------------------------------------------------------------------------------
                                                                           Shares Being
                                          # of Shares       % of Shares      Offered(1)        # of Shares    % of Shares
--------------------------------------------------------------------------------------------------------------------------

DKR Soundshore Oasis Holding Fund         400,000 (3)           5.39            800,000 (4)          0             *
Ltd. ** (2)
18 Church Street
Skandia House
Hamilton HM11
Bermuda

--------------------------------------------------------------------------------------------------------------------------
Excalibur Limited Partnership ** (5)      590,000 (6)           7.95            880,000 (7)       150,000          2.02
33 Prince Arthur Avenue
Toronto, Ontario
Canada M5R 1B2

--------------------------------------------------------------------------------------------------------------------------
Omicron Master Trust ** (8)                80,000 (9)           1.08             80,000 (10)       40,000          *
c/o Winchester Global Trust
Company
Williams House
20 Reid Street
Hamilton HM 11
Bermuda

--------------------------------------------------------------------------------------------------------------------------
StoneStreet Limited (11)                  160,000 (12)          2.16            320,000 (13)         0               *
Partnership (4) **
33 Prince Arthur Avenue
Toronto, Ontario M5R 1B2

--------------------------------------------------------------------------------------------------------------------------
Whalehaven Capital Fund Limited ** (14)   160,000 (15)          2.16            320,000 (16)         0               *
3rd Floor, 14 Par-Laville Road
Hamilton HM08
Bermuda

--------------------------------------------------------------------------------------------------------------------------
First Montauk Securities Corp.* (17)            0 (18)           *               30,000 (19)         0               *
Parkway 109 Office Center
328 New Spring Road
Red Bank, New Jersey 07701

--------------------------------------------------------------------------------------------------------------------------
Ernest Pellegrino ** (20)                       0 (21)           *               86,250 (22)         0               *
Parkway 109 Office Center
328 New Spring Road
Red Bank, New Jersey 07701

--------------------------------------------------------------------------------------------------------------------------
Max Povolotsky ** (20)                          0 (23)           *               86,250 (24)         0               *
Parkway 109 Office Center
328 New Spring Road
Red Bank, New Jersey 07701

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Victor K. Kurylak ** (20)                       0 (25)           *               15,000 (26)         0               *
Parkway 109 Office Center
328 New Spring Road
Red Bank, New Jersey 07701

--------------------------------------------------------------------------------------------------------------------------
Herb Kurinsky ** (20)                           0 (27)           *               15,000 (28)         0               *
Parkway 109 Office Center
328 New Spring Road
Red Bank, New Jersey 07701

--------------------------------------------------------------------------------------------------------------------------
Angela Metelitsa ** (20)                        0 (29)           *                7,500 (30)         0               *
Parkway 109 Office Center
328 New Spring Road
Red Bank, New Jersey 07701

--------------------------------------------------------------------------------------------------------------------------

* Less than one percent.

** The warrants issued to the Selling Stockholders provide that the holder of such warrant shall not be entitled to exercise the warrant on an exercise date in connection with that number of shares of common stock set which would be in excess of the sum of (i) the number of shares of common stock beneficially owned by the holder and its affiliates on an exercise date, and (ii) the number of shares of common stock issuable upon the exercise of the warrant with respect to which the determination of this limitation is being made on an exercise date, which would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of common stock of the Company on such date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act and Regulation 13d-3 thereunder. Subject to the foregoing, the holder shall not be limited to aggregate exercises which would result in the issuance of more than 4.99%. The restriction described in this paragraph may be revoked upon sixty-one (61) days prior notice from the holder to the Company. The holder may allocate which of the equity of the Company deemed beneficially owned by it shall be included in the 4.99% and which shall be allocated to the excess above 4.99%.

(1) Assumes that all shares that are registered will be sold.

(2) DKR Oasis Management Company LP ("DKR"), pursuant to an investment management agreement with DKR, has voting and investment authority over DKR. Seth Fisher is the managing partner of Oasis Management Holdings LLC, one of the general partners of DKR Oasis Management Company, LP, and as such has ultimate trading authority over DKR. Mr. Fischer disclaims beneficial ownership over these securities.

(3) The beneficial ownership of DKR does not include 200,000 shares of our common stock issuable upon exercise of a warrant with an exercise price of $1.25 per share because this warrant cannot be exercised until January 20, 2006.

(4) Includes 400,000 shares of common stock and 400,000 shares of common stock issuable upon the exercise of a warrant with an exercise price of $1.6892 per share. DKR's beneficial ownership does not include the 400,000 shares issuable upon the exercise of a warrant because this warrant cannot be executed until January 18, 2006.

(5) William Hechter is the president of Excalibur Limited Partnership ("Excalibur") and as such has voting and investment control over these securities. Mr. Hechter disclaims beneficial ownership of these securities.

(6) The beneficial ownership of Excalibur does not include 75,000 shares of our common stock issuable upon exercise of a warrant with an exercise price of $1.25 per share because this warrant cannot be exercised until January 20, 2006.

(7) Includes 440,000 shares of our common stock and 440,000 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $1.6892 per share. Excalibur's beneficial ownership does not include the 440,000 shares issuable upon the exercise of a warrant because this warrant cannot be executed until January 18, 2006.

(8) Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves-as general partner of Omicron Capital and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron, Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock of Conolog Corporation owned by Omicron and, as of July 31, 2005, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a Selling Stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1984, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.

(9) The beneficial ownership of Omicron does not include 25,000 shares of our common stock issuable upon exercise of a warrant with an exercise price of $1.25 per share because this warrant cannot be exercised until January 20, 2006.

(10) Includes 40,000 shares of our common stock and 40,000 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $1.6892 per share. Omicron's beneficial ownership does not include the 40,000 shares issuable upon the exercise of the warrant because this warrant cannot be exercised until January 18, 2006.

(11) Michael Finkelstein is the president of StoneStreet Limited Partnership ("StoneStreet") and as such has voting and investment control over these securities. Mr. Finkelstein disclaims beneficial ownership of these securities.

(12) The beneficial ownership of StoneStreet does not include 24,194 shares of our common stock issuable upon exercise of a warrant with an exercise price of $1.25 per share because this warrant cannot be exercised until January 20, 2006.

(13) Includes 160,000 shares of our common stock and 160,000 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $1.6892 per share. StoneStreet's beneficial ownership does not include the 160,000 shares issuable upon the exercise of the warrant because this warrant cannot be exercised until January 18, 2006.

(14) Elkan Schemenauer, Arthur Jones and Jennifer Kelly have voting and investment control over these securities. Elkan Schemenauer, Arthur Jones and Jennifer Kelly disclaim beneficial ownership of these securities.

(15) The beneficial ownership of Whalehaven Capital Fund Limited does not include 28,226 shares of our common stock issuable upon exercise of a warrant with an exercise price of $1.25 per share because this warrant cannot be exercised until January 20, 2006.

(16) Includes 160,000 shares of our common stock and 160,000 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $1.6892 per share. Whalehaven's beneficial ownership does not include the 160,000 shares issuable upon the exercise of the warrant because this warrant cannot be exercised until January 18, 2006.

(17) First Montauk is a registered broker-dealer and is controlled by the Board of Directors of First Montauk, which has the control and power to vote and/or sell the securities owned by First Montauk.

(18) The shares of our common stock beneficially owned by First Montauk do not include 31,732 shares of our common stock issuable upon exercise of a warrant with an exercise price of $1.25 per share because this warrant cannot be exercised until January 20, 2006.

(19) Includes 30,000 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $1.6892 per share. First Montauk's beneficial ownership does not include the 30,000 shares issuable upon the exercise of the warrant because this warrant cannot be exercised until January 18, 2006.

(20) Selling Stockholder is an employee of First Montauk and received these warrants as compensation from First Montauk. Selling Stockholder may be deemed to be an associated person of a registered broker-dealer firm under the rules of the Securities and Exchange Commission and National Association of Security Dealers. Further, based upon information provided to us by Selling Stockholder, we have been advised that at the time Selling Stockholder acquired the warrant, there were no agreements or understandings, directly or indirectly, with any person to distribute the securities of the Company held by Selling Stockholder.

(21) The shares of our common stock beneficially owned by Ernest Pellegrino ("Pellegrino") do not include 92,702 shares of our common stock issuable upon exercise of a warrant with an exercise price of $1.25 per share because this warrant cannot be exercised until January 20, 2006.

(22) Includes 86,250 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $1.6892 per share. Pellegrino's beneficial ownership does not include the 86,250 share issuable upon the exercise of the warrant because this warrant cannot be exercised until January 18, 2006.

(23) The shares of our common stock beneficially owned by Max Povolotsky ("Povolotsky") do not include 92,702 shares of our common stock issuable upon exercise of a warrant with an exercise price of $1.25 per share because this warrant cannot be exercised until January 20, 2006.

(24) Includes 86,250 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $1.6892 per share. Povolotsky's beneficial ownership does not include the 86,250 share issuable upon the exercise of the warrant because this warrant cannot be exercised until January 18, 2006.

(25) The shares of our common stock beneficially owned by Victor Kurylak ("Kurylak") do not include 15,866 shares of our common stock issuable upon exercise of a warrant with an exercise price of $1.25 per share because this warrant cannot be exercised until January 20, 2006.

(26) Includes 15,000 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $1.6892 per share. Kurylak's beneficial ownership does not include the 86,250 share issuable upon the exercise of the warrant because this warrant cannot be exercised until January 18, 2006.

(27) The shares of our common stock beneficially owned by Herb Kurinsky ("Kurinsky") do not include 15,866 shares of our common stock issuable upon exercise of a warrant with an exercise price of $1.25 per share because this warrant cannot be exercised until January 20, 2006

(28) Includes 15,000 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $1.6892 per share. Kurinsky's beneficial ownership does not include the 86,250 share issuable upon the exercise of the warrant because this warrant cannot be exercised until January 18, 2006.

(29) The shares of our common stock beneficially owned by Angela Metelitsa ("Metelitsa") do not include 5,000 shares of our common stock issuable upon exercise of a warrant with an exercise price of $1.25 per share because this warrant cannot be exercised until January 20, 2006.

(30) Includes 7,500 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $1.6892 per shares. Metelitsa's beneficial ownership does not include the 7,500 shares issuable upon the exercise of the warrant because this warrant cannot be exercised until January 18, 2006.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the Selling Stockholders. We are paying all costs, expenses and fees in connection with the registration of shares offered by this prospectus. First Montauk acted as the selling agent/placement agent in connection with the private placement and we paid First Montauk a finder's fee of $150,000. Brokerage commissions, if any, attributable to the sale of shares will be borne by the Selling Stockholders. We also issued First Montauk a warrant to purchase 240,000 shares of our common stock at a purchase price of $1.6892 per share.

The Selling Stockholders or their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Nasdaq SmallCap Market or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o   short sales;

      o   privately negotiated transactions;

      o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

      o   a combination of any such methods of sale;

      o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

      o any other method permitted pursuant to applicable law and the Subscription Agreement.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured, obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.

Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates.

In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to any losses, claims, damages or liabilities to which the Selling Stockholders may become subject under the Securities Act or otherwise insofar as these losses, claims, damages or liabilities arise out of or are based on an untrue statement or alleged untrue statement of any material fact contained in any registration statement under which the Registerable Securities are registered under the Securities Act pursuant to Section 10 of the Subscription Agreement.

We have also agreed to indemnify First Montauk against liability losses and expenses related to any untrue statement of a material fact or an alleged untrue statement of a material fact contained in the Subscription Agreement and related agreements and any breach of any representations contained in the Selling Agent Agreement.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) two years from July 19, 2005 or (2) such time as all of the shares covered by this prospectus have been transferred or sold pursuant to and in accordance with the registration statement or pursuant to Rule 144(k) of the Securities Act without regard to volume limitation.

LEGAL PROCEEDINGS

We know of no existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual general meeting of the stockholders or until their successors are elected and qualified. The officers of our company are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

Our directors, executive officers and other significant employees, their ages and positions held are as follows:

Name                Age    Position with the Company
----                ---    -------------------------
Robert S. Benou     71     Chairman, Chief Executive Officer, Chief Financial
                           Officer and Director

Marc R. Benou       37     President, Chief Operating Officer, Secretary and
                           Director

Louis S. Massad     68     Director

Edward J. Rielly    37     Director

David M. Peison     37     Director

Robert S. Benou has been the Company's Chairman and Chief Executive Officer since May 1, 2001. Mr. Benou is also the Company's Chief Financial Officer. From 1968 until May 1, 2001, he served as the Company's President. Mr. Benou is responsible for new product development and supervision of sales and marketing. From June 2001 until August 2005, Mr. Benou served as a director of Henry Bros. Electronics, Inc. (formerly known as Diversified Security Solutions, Inc.), a publicly held company that is a single-source/turn-key provider of technology-based security solutions for medium and large companies and government agencies. Mr. Benou is also a member of the Board of Directors of eXegenics Inc. The common stock of eXegenics Inc. is traded on the OTC Bulletin Board. Mr. Benou is a graduate of Victoria College and holds a BS degree from Kingston College, England and a BSEE from Newark College of Engineering, in addition to industrial management courses at Newark College of Engineering. Robert S. Benou is the father of Marc R. Benou.

Marc R. Benou has been the Company's President and Chief Operating Officer since May 1, 2001. Mr. Benou is also the Company's Secretary. Mr. Benou joined the Company in 1991 and is responsible for material purchasing and inventory control. From March 1995 until May 1, 2001, he served as Vice President. Mr. Benou has been on the Company's Board and has served as the Company's assistant secretary. Mr. Benou attended Lehigh and High Point University and holds a BS degree in Business Administration and Management. Marc R. Benou is the son of Robert S. Benou, the Company's Chairman and Chief Executive Officer.

Louis S. Massad has been a member of the Company's Board of Directors since April 1995. Mr. Massad was the Chief Financial Officer and a Director of Henry Bros. Electronics, Inc. (formerly known as Diversified Security Solutions, Inc.) from 2000 until August 2002. From 1997 to

2000, Mr. Massad was a consultant to Henry Bros. Electronics, Inc. From 1986 to 1997, Mr. Massad was a Vice President, Chief Financial Officer and Director of Computer Power Inc. Mr. Massad holds a BS and MS degree from Cairo University (Egypt) and an MBA from Long Island University, New York.

Edward J. Rielly has been a member of the Company's Board of Directors since January 1998. Mr. Rielly is a Senior Application Developer with Household International, a financial corporation. From March 2000 to November, 2001, Mr. Rielly was a Senior Consultant with Esavio Corporation. From February 1998 to February 2000, Mr. Rielly was an Application Developer with Chubb Corporation. From 1993 to 1998, Mr. Rielly was an Application Developer with the United States Golf Association. Mr. Rielly is a graduate of Lehigh University and holds a BS in Computer Science.

David M. Peison has been a member of the Company's Board of Directors since October 2004. Since 2005, Mr. Peison has been with HSBC. From 2002 until
2005, Mr. Peison was with Deutsche Bank's Global Markets Division in New York City. From 1992 to 2000, Mr. Peison was in a Private Law Practice in Florida and New York City. Mr. Peison holds an MBA from Emory University in Atlanta, GA, a Juris Doctor from The Dickinson School of Law of Pennsylvania State University and is admitted to the Florida, New York and Massachusetts Bars. Mr. Peison obtained his BA degree from Lehigh University in Bethlehem, PA.

Our Board of Directors has determined that Mr. Massad is an audit committee financial expert.

We have a separately-designated audit committee. Our Audit Committee is made up of Louis Massad, David Peison and Edward Reilly.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
     OWNERS AND MANAGEMENT

The following table sets forth, as of July 31, 2005, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated.

This table is prepared based on information supplied to us by the listed security holders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC.

Under thee rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest.

Unless otherwise noted, the address for each of the named individuals is c/o Conolog Corporation, 5 Columbia Road, Somerville, New Jersey 08876.

Shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The applicable percentage of ownership is based on 7,417,847 shares issued and outstanding.

                                                   Amount and Nature
                                                           of             Percent of
Name and Title                                    Beneficial Ownership       Class
--------------                                    --------------------    ----------
Robert S. Benou, Chairman, Chief Executive             208,400              2.81%
Officer, Chief Financial Officer and Director

Marc R. Benou, President, Chief Operating              229,000              3.09%
Officer, Secretary and Director

Thomas Fogg, Vice President - Engineering               20,000                 *

Louis Massad, Director                                       0                 *

Edward J. Rielly, Director                                   0                 *

David M. Peison, Director                               20,000                 *

All Officers and Directors as a Group
   (6 Persons)                                         477,000              6.43%

DKR Soundshore Oasis Holding Fund Limited              400,000 (1)          5.39%

Barclays Global Investors, N.A.                        417,709 (2)          5.63%

Excalibur Limited Partnership                          590,000 (3)          7.95%


* Less than 1%.

(1) The beneficial ownership of DKR Soundshore Oasis Holding Fund Limited does not include (i) 200,000 shares of our common stock issuable upon exercise of a warrant with an exercise price of $1.25 per share because this warrant cannot be exercised until January 20, 2006, and (ii) 400,000 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $1.6892 per share because this warrant cannot be executed until January 18, 2006. DKR Oasis Management Company LP, pursuant to an investment management agreement with DKR Soundshore Oasis Holding Fund Ltd., has voting and investment authority over DKR Soundshore Oasis Holding Fund Ltd. Seth Fisher is the managing partner of Oasis Management Holdings LLC, one of the general partners of DKR Oasis Management Company, LP, and as such has ultimate trading authority over DKR Soundshore Oasis Holding Fund Ltd. Mr. Fischer disclaims beneficial ownership over these securities. The address for DKR Soundshore Oasis Holding Fund Limited is 18 Church Street, Hamilton, HM11 Bermuda.

(2) The information for Barclays Global Investors, N.A. is based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2005. The principal business address for Barclays Global Investors, N.A. is 45 Fremont Street, San Francisco, CA 94105.

(3) The beneficial ownership of Excalibur Limited Partnership does not include
(i) 75,000 shares of our common stock issuable upon exercise of a warrant with an exercise price of $1.25 per share because this warrant cannot be exercised until January 20, 2006 and (ii) 440,000 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $1.6892 per share because this warrant cannot be exercised until January 18, 2006. William Hechter is the president of Excalibur Limited Partnership and as such has voting and investment control over these securities. Mr. Hechter disclaims beneficial ownership of these securities.

DESCRIPTION OF SECURITIES

We are authorized to issue 20,000,000 shares of common stock. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights in the election of directors. Our By-laws require that only a majority of the issued and outstanding shares of our common stock must be represented to constitute a quorum and to transact business at a stockholders meeting.

Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. To date, we have not declared nor paid any dividends on our common stock and we do not anticipate that dividends will be declared in the foreseeable future. Rather, we intend to apply any earnings to the expansion and development of our business. Any payment of cash dividends on our common stock in the future will be dependent upon our earnings, financial condition, capital requirements and other factors which our Board of Directors deems relevant. In the event of liquidation, dissolution or winding up of the Company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and payments to holders of our preferred stock.

Holders of our common stock have no preemptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to our common stock.

We are authorized to issue 2,000,000 shares of Preferred Stock, issuable in series, of which there are outstanding 155,000 shares of Series A Preferred Stock, $.50 par value (162,000 authorized) and 1,197 shares of Series B Preferred Stock, $.50 par value (50,000 authorized). Holders of Series A Preferred Stock are entitled to receive, out of funds legally available therefore, dividends at the rate of 4% per annum. In addition, each share of series A preferred stock may be exchanged for one share of common stock upon the surrender of the preferred stock and payment of $48,000 per share. The Series A Preferred Stock has no voting rights. We may redeem the Series A Preferred Stock at $.50 per share plus accrued and unpaid dividends.

Holders of Series B Preferred Stock are entitled to receive, out of funds legally available therefor, dividends at the rate of $.90 per share. The Series B Preferred Stock has no voting rights. The Series B Preferred is convertible into .005 of one share of common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DISCLOSURE OF SEC POSITION OF
     INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation provides that we shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Conolog in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered) we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

HISTORY

We were organized in 1968 and were engaged primarily in the design and manufacture of electronic components and systems for military applications.

In July 1971, we merged with DSI Systems, Inc., then engaged in the development and manufacture of terminal viewers for digital retrieval of microfilm. Later that year, we changed our name to Conolog Corporation.

In 1981 we acquired one of our customers, INIVEN Corporation ("INIVEN"). At that time, we were manufacturing, on behalf of INIVEN, a line of transmitters and receivers used for controlling and transceiving the measurement of the flow of gases and liquids, by gas and water utilities for controlling the flow of waste water and sewage and measuring and controlling traffic.

Since the 1980's, we have been an active participant in providing electromagnetic wave filters for major military programs, such as the Patriot Missile, Hawk Missile and Sea Sparrow Missile. In addition to these projects, our components are currently used by the military in tanks, the Apache helicopters and the MK-50 torpedoes.

During 1987, we made a strategic decision to redirect our focus from military to commercial markets. Since that time, we have refocused on manufacturing and marketing our products for the commercial marketplace rather than depend on the military and defense-related markets. Our primary emphasis was on products for electric utilities, co-generation of power, gas and water companies, traffic control for departments of transport (DOT) and airports utilizing DSP (Digital Signal Processing) technology.

In September 1998, we acquired the assets of Atlas Design, Inc., a human resource outsourcing company, to further our strategy of mergers and acquisitions, and to assist in providing qualified engineering and technical staff in support of our longer term contracts.

In January 2001, we acquired substantially all of the assets of Prime Time Staffing Inc. and Professional Temp Solutions, Inc. These companies provided permanent and temporary employees for the graphics design firms, book publishing companies and engineering businesses.

During the year ended July 31, 2001, we formed a wholly owned subsidiary, Lonogoc Corporation. In August, 2000, Lonogoc Corporation purchased the assets of Independent Computer Maintenance Corporation, which provided installation, maintenance, and troubleshooting of computer systems and networks. On October 22, 2002, we entered an agreement to rescind the Asset Purchase Agreement between us and Independent Computer Maintenance Corporation. Under the rescission agreement, Conolog and its subsidiary agreed to transfer all assets previously purchased pursuant to the Asset Purchase Agreement, to the extent they still exist, to the former seller. The return of the purchase price paid for the assets was $600,000, $300,000 in cash at closing, a note, which is secured by a first mortgage on a condominium, for $150,000 bearing an interest rate of 7.5% of which will be paid over 24 months in equal monthly installments of $6,750 per month beginning December 2002, and an unsecured note receivable for $137,350 payable over 10 years beginning December 2004 bearing an interest rate of 5%.

In March 2004, we ceased operating our staffing business. The assets of the our wholly-owned subsidiary, Nologoc, Inc. trading as Atlas Design, were sold to the subsidiary's Vice President. In consideration of the sale, we received $34,000 in cash.

PRODUCTS

We are engaged in the design and manufacture of (i) transducers, which are electro-magnetic devices which convert electrical energy into mechanical and other forms of physical energy, or conversely convert mechanical and other forms of physical energy into electrical energy; (ii) digital signal processing (DSP) systems and electromagnetic wave filters for differentiation among discreet audio and radio frequencies; (iii) audio transmitters and modulators, for the transmission over telephone lines, microwave circuits, or satellite, of electrical signals obtained from transducers, data generated in electronic code form or by computers or other similar equipment (not manufactured by us); (iv) audio receivers and demodulators which are small systems which receive and decode the signals from the audio transmitters and convert them into digital codes for input into computers, teletypes or other similar equipment (not manufactured by us) or convert such signals into mechanical or other form of energy, such as opening or closing valves, or starting or stopping a motor; (v) magnetic "networks" which are devices that permit the matching or coupling of different types of communication equipment together or many identical or similar equipment together or onto telephone or other transmission lines so as not to cause interference; and (vi) analog transmitters and receivers, which permit the coding/transmission and receiving/decoding of a constantly variable data, such as the water level in a tank, pressure in a pipe or temperature, by actually displaying the exact information at the receiving end in digital form for storing in a computer or other devices, or by physically displaying the information in a visual fashion such as a numerical readout or meter, and (vii) multiplexer supervisory controls, which enable callers with high volumes of supervisory data to transmit on fewer phone lines.

Such products are used in radio and other transmissions, telephones and telephone exchanges, air and traffic control, automatic transmission of data for utilities, tele-printing of transmitted data such as news and stock market information and for use by electric utilities in monitoring power transmission lines for faults and/or failures. Our products may be used independently or in combination with other products to form a system type configuration, whereby our equipment is pre-assembled in a large cabinet with other equipment in a configuration that would provide the end user with protection as well as operational status displays.

PRESENT STATUS/BUSINESS PRODUCT DESCRIPTION

We are engaged in three basic market segments:

(A) Commercial Sales (Under the trade name "INIVEN" (a Division of Conolog))

      o   Direct sales to end-users

      o   Sales to system assemblers

      o   Sales to contractors/installers

(B) Military Sales

      o   Direct contract sales to the military

      o   As subcontractor to systems producers

      o   Foreign governments

(C) Commercial Sales - As Manufacturing Subcontractor to Systems Producers.

MILITARY SALES

Military sales are primarily for our electromagnetic wave filters used in military radios, vehicles (cars, trucks or tanks), portable (backpack), special signaling equipment and exchanges (as in field command posts), weapon/missile guidance and control (Patriot missile, Tomahawk, Pave-Paws), torpedo active signal recognition and differentiation mounted in the nose cone of the torpedo (MK-30, Captor, MK-50 torpedoes), ship to ship teletype signaling filters used in deployment of ships (UCC-1 and UCC-4 systems) as well as many other signaling applications where accurate electromagnetic frequency control is required.

Our military sales are received through independent sales representatives who are paid a commission

Commercial "INIVEN" Sales and Products

"INIVEN" equipment is designed around four (4) core product groups:

(1) PTR and PDR Teleprotection Series (Protective Tone Relaying Communications Terminal), which includes the PTR-1000, PTR-1500 and PDR-2000.

(2) Audio Tone & Telemetry Equipment (Audio Tone Control, Telemetering and Data Transmission Systems), which includes Series "98", "68", "40" and "GEN-1".

(3) Multiplex Supervisory Control System

(4) Communication Link Multihead Fiber Optic Couplers and Industrial Grade 1200 Baud Modems.

PTR TELEPROTECTION SERIES

This product is designed for use exclusively by electric power generators (electric utilities and co-generators) in order to protect their transmission and distribution lines. The PTR-1000, by monitoring the output signal of the transmission equipment in less than one hundredth of a second protects the transmission and distribution lines.

The PTR-1000 are installed in pairs, one unit at each end of the line. Each unit is connected and in constant communication with the other, as they continuously monitor the line for faults. In the event of a fault occurring (such as a downed line or a short circuit) at either end and when confirmed by the receiving PTR-1000 unit, the line is immediately isolated for shut down, averting costly damage and downtime.

The PTR-1000 system is composed of a transmitter, dual receivers, a logic card (brain center and controller of the system), relay module, line interface module and power supply module. The transmitters at each end are independent and transmit (continuously) the status (information being monitored) at their end of the line.

The PTR-1500, is a quad system and performs as 2 duals or 4 singles with many unique features such as multiple line operation, event recording with date stamp with optional analog or digital transmission modes including optic fiber interface.

The PDR 2000 is an 8 channel high speed communication system for use in electric power transmission protection schemes. Unique features include event recording, on-board and remote programming, and ID (unit to unit identification on all communications), Packet Forwarding (ability to forward information such as trips and all events through indirect communication paths), password protection and multiple communication ports.

The PTR/PDR Teleprotection Series are designed for global use by electric utilities and any entity generating power for its own consumption with resale of surplus power to an electric utility, such as cities, municipalities, cooperatives and large corporations that find it more economical to generate their own electricity.

The PTR/PDR market is:

New installations; i.e., new transmission lines, new distribution segments, for utilities and cogenerators.

Existing installations not properly protected, improving efficiency and reducing down time.

Existing installations for upgrading to PTR/PDR technology, again improving efficiency and down time.

Sales efforts for the PTR/PDR are presently being conducted by the Company's marketing executives, through independent manufacturers' representatives and through distributors. Sales are targeted primarily to the largest utilities and co-generators.

In the United States alone, there are over 500 large entities generating electricity. They are:

          o   Municipal Systems

          o   Cooperative Systems

          o   Federal, State and District Systems

          o   Audio Tone and Telemetry Equipment

For many years there has been a need for a modularly independent system that would permit a user, from a distance, to control functions such as opening a valve, starting a motor, shutting down a compressor, changing a traffic signal, control landing lights at an airport, activate a hazard warning on a highway, and in return allow the user to receive information, such as the liquid level in a tank, the pressure in a pipe, the rate of flow out of a compressor, the flow of traffic, the status of a traffic light, airport lights, or confirmation that a command was performed. Such information is transmitted and received and the control functions are performed from a distance utilizing telephone lines, microwave link or direct wire.

These applications, by their nature, can be accomplished with slow speed signaling systems composed of a transmitter on one end and a receiver on the other to carry out the necessary instructions provided by the transmitter. Each set (transmitter/receiver combination) is called a channel. Because of the slow speed, up to 30 channels could be made to transmit and receive signals, in either direction on a single telephone line, microwave link or direct-wired line at the same time. This parallel transmission permits each transmitter/receiver pair to be independent of all the others.

This product segment includes the first generation equipment, known as GEN-1, followed by later generations which include technological improvements and programmable capabilities to include:

GEN-1 Series - First generation with electromagnetic modules and first generation programmable modules without electro-magnetic modules.

"98" and "68" Series - The latest generation applies DSP and microprocessor technology with full programmability, in the field or at the factory.

"40" Series - Designed to function with the "98" or "68" series; transmits and receives variable analog data.

GEN-1 AND GEN-1 PROGRAMMABLE SERIES

The diversity of applications for this equipment makes it available for a wide range of users who are not restricted to a single industry. Typical industrial uses include: the measurement of water and gas, waste water, gasoline, oil, traffic, and electricity. Typical users include: utilities, co-generators, airports, navy yards, telephone companies, paper and pulp processors and wherever remote control and data acquisition is required.

Since our line has a distinct mechanical configuration, we designed our GEN-1 Programmable units and other improvements as replacements for existing units.

Our line of GEN-1 equipment is extensive and provides the user with the ability to perform multiple control functions, status monitoring as well as continuous variable data monitoring, such as a level in a tank or pressure gauge.

Sales for this line are primarily for the replacement of existing installations and for expansion of these installations where it would not be economical to install the latest technology, which would not be mechanically compatible.

Sales to this market are made in the same manner as the PTR/PDR market except that manufacturers' representatives specialize in selling to this diverse market.

"98," "68" and "40" Series represent our latest designs in the audio tone equipment utilizing the more advanced DSP technology, which provides high accuracy and long-term stability. These features have allowed us to greatly improve the scope, density and number of functions that can be performed on a single phone line, microwave link or direct line.

Sales of these products are made by the same agents who sell our GEN-1 products, but are also directed to encompass more sophisticated users with larger amounts of data and control points. The mechanical configuration of the "98" series is more compact, permitting more equipment in a given space, while performing many more functions when it is connected to the "40" Series. The "68" Series is the "98" Series repackaged mechanically specifically for customers with older systems permitting them to upgrade their systems to DSP technology. The "40" Series, when connected to the "98" or "68" in the same chassis, permits the continuous monitoring of variable data.

Typical applications for these products include transmission of the variable data (such as volume, temperature, pressure and moisture) for water, gas, industrial gases, oil, gasoline, transportation equipment and telephone exchanges, and for use at airports, tunnels and bridges and for security and electricity systems.

MULTIPLEX SUPERVISORY (IM) CONTROL SYSTEM

This product is a response to the cost and scarcity of dedicated phone lines (connections whereby the phone link is dedicated to one subscriber), and enables customers with high volumes of supervisory data (where many functions are monitored from a single site) to transmit data on fewer phone lines (i.e., with more data per channel, up to a maximum of 30 channels per line).

Using the "98" DSP Series as its communications link, we designed the Multiplexer Supervisory Control System to handle 8 times the normal capacity per channel. The microprocessor-based system allows a single telephone line to handle up to 900 data inputs. This product line because of its data density capability, may be utilized for a very broad range of applications. This product has only recently been introduced and our sales efforts for it are being conducted through its existing independent manufacturers sales representatives.

FIBER OPTIC LINK AND DATA MODEM

The expansion of fiber lines by our customers and their need to switch equipment from phone lines to fiber prompted us to design and introduce a fiber-optic-coupler line to interface with the many different fiber heads. In addition to complete data interface couplers we launched a series of 1200 Baud Modems (Industrial Grade) for operation under the same environmental specifications in line with our products.

OUR STRATEGY

Our strategy is to develop new commercial markets by continuing to develop new products and enhance existing products to improve both its market share and competitive position. Growth in commercial sales is expected to come through internal growth of existing products, new product introductions and the expansion of regional markets to meet the growing needs of our customers for more sophisticated and comprehensive products and services.

MARKETING AND SALES

In general, our products are marketed through telemarketing and customer contacts by our President and through independent manufacturing sales representatives and distributors.

COMPETITION

The market for our products and staffing services is very competitive. There are several companies engaged in providing the services and in the manufacturing the products of the type produced by us, most of which are substantially larger and have substantially greater name recognition or greater financial resources and personnel. The major competitive factors include availability of personnel, product quality, reliability, price, service and delivery. Competition is expected to continue and intensify. The market is also characterized by rapid technological changes and advances. We would be adversely affected if our competitors introduced technology superior products or offered these products and services at significantly lower prices than our products.

LARGEST CUSTOMERS

Our major customers during fiscal 2005 were Bonneville Power Authority and The U.S. Military. Sales to these customers totaled $342,269. None of these customers has or had any material relationship other than business with the Company.

INVENTORY

                                  RAW MATERIALS

We believe that we have adequate sources of raw materials available for use in our business. Our products are assembled from a variety of standard electronic components, such as integrated circuits, transformers, transistors, passive components (i.e., resistors, capacitors and inductors), diodes and assorted hardware, such as, printed circuit boards, connectors and faceplates. We are not dependent upon any single supplier. We also purchase a number of other electronic components and sub-assemblies from various suppliers.

In the past, we manufactured and held in our inventory finished products pursuant to the military specifications and based upon the military forecast for future quantities and delivery schedules. Widespread military procurements were discontinued as a result of the end of the cold war and the downsizing of the military establishment. Consequently, management made a decision to write off a substantial amount of the military inventory in 2001 and 2002. As a result, we no longer manufacture military products in advance. Rather, we only schedule production as purchase orders are received.

MANUFACTURING

The Company assembles, under normal workload conditions, the product it sells; however, to accommodate the peak demands that occur from time to time, we can engage a number of subcontractors to assemble boards to our specifications. All assemblies, however, are inspected and fully tested by our quality, engineering and testing departments. We maintain test equipment and every product is burned-in (i.e., each product is run at full power for 48 hours) and tested prior to shipment.

WARRANTY AND SERVICE

We provide a twelve-year warranty on our products, which covers parts and labor. The Company, at its option, repairs or replaces products that are found defective during the warranty period providing proper preventive maintenance procedures have been followed by customers. Repairs that are necessitated by misuse of such products are not covered by our warranty.

In cases of defective products, the customer typically returns them to our facility in Somerville, New Jersey. Our service personnel then replace or repair the defective items and ship them back to the customer. Generally all servicing is completed at our plant and customers are charged a fee for those service items that are not covered by the warranty. We do not offer our customers any formal written service contracts.

RESEARCH AND DEVELOPMENT

During fiscal years 2003-2004 and 2004-2005, we invested approximately $93,984 and $177,338, respectively, in product development.

During fiscal year 2001-2002, we invested approximately $800,000 for product development and amortization of product costs.

During fiscal 2000-2001, we proceeded with the design of the PDR-2000 8 channel digital transfer trip communications product. During fiscal 2001-2002 we invested approximately $774,757 to complete its design of the PDR-2000, eight-channel digital transfer trip communications.

The Company also developed a new platform for its GEN-1 products allowing for its use by the Canadian utilities.

PATENTS AND TRADEMARKS

We do not have any patents covering any of our present products. We do not have any registered trademarks. We use the name INIVEN for our commercial products. We believe that this name is recognized in our industry. We believe that our prospects are dependent primarily on our ability to offer our customers high quality, reliable products at competitive prices rather than on our ability to obtain and defend patents and trademarks. We do not believe that our INIVEN name is of material importance to the Company's business.

GOVERNMENTAL REGULATION

Our manufacturing facilities are subject to numerous existing and proposed federal and state regulations designed to protect the environment, establish occupational safety and health standards and cover other matters. We believe that our operations are in compliance with existing regulations and we do not believe that such compliance has had or will have any material effect upon our capital expenditures, earnings or competitive position. With respect to military sales, we are not subject to any special regulations. The products manufactured are done so in accordance with accepted commercial practices.

EMPLOYEES

As of July 31, 2005, we employed 13 persons on a full-time basis, including two in management, two in sales, one clerical, one in accounting, one in purchasing, three in engineering and five in production. We have enjoyed good labor relations.

None of our employees are represented by a labor union or bound by a collective bargaining agreement. We have never suffered a work stoppage. We believe our future success will depend, in part, on our continued ability to recruit and retain highly skilled management, marketing and technical personnel.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

The following management's discussion and analysis of financial condition and results of operations should be read in conjunction with our financial statements and their notes appearing elsewhere in this prospectus.

      Comparison of the quarter ended April 30, 2005, to the quarter ended April 30, 2004.

      A summary of income, costs and expenses for the current quarter and nine months and corresponding quarter and nine months of the previous year follows:


                                                       For the Three Months                  For the Nine Months
                                                          Ended April 30,                      Ended April 30,
                                                     2005                2004               2005              2004
                                                   --------           ----------         ----------         ----------
Product Revenues                                   $464,728            $400,203           $713,408           $913,426
Costs and expenses                                  479,375             870,657          1,614,215          1,622,975
                                                   --------            --------          ---------          ---------
Net Loss from Continuing Operations before          (14,647)           (470,454)          (900,807)          (709,549)
Income Taxes
Benefit from Income Taxes                                 0                   0            246,723             13,000
Other income (expense)                               14,256              10,553             21,559             21,003
(Loss) from Discontinued Operations                       0             (41,202)                 0             41,473
                                                   --------            --------          ---------          ---------
Net (Loss)                                            $(391)          $(501,103)         $(632,525)         $(634,073)
                                                   --------            --------          ---------          ---------

QUARTER ENDED April 30, 2005

      Product revenues for the three months ended April 30, 2005 totaled $464,728 representing an increase of 16% or $64,525 from $400,203 reported for the same three-month period last year. The Company attributed the increase in revenue to continuing orders from the Military and additional orders for the Company's utility PTR 1500/PDR200 systems.

      Product Cost for the three months ended April 30, 2005 totaled $105,429 or 22.7% of product revenue. Product cost for the period decreased 69% or $233,992 as compared to the three months ended April 30, 2004. Product Cost decreased as a result of a combination of factors including more efficient use of the Company's employees and the sales of products that cost less to produce than those sold in the three months ended April 30, 2004.

      Gross profit for products for the three months ended April 30, 2005 amounted to $359,299 or 77% of product revenue as compared to $60,782 or 15% of product revenue for the three months ended April 30, 2004. The Company attributes this increase in gross profit for products, directly to the increase in customer scheduled production deliveries.

      Selling, general and administrative expenses decreased by $157,290 for the three months ended April 30, 2005 as compared to April 30, 2004. The Company attributes this decrease in Selling, General and Administrative expense over the three month period to a decrease in administrative costs; such as, insurance and professional fees and a decrease in Research and Development expenses.

      As a result of the foregoing, the Company reported a net loss from continuing operations of $391 or $0.00 per share compared to a Loss of $459,901 or $0.39 per share for the three months ended April 30, 2005 and 2004, respectively.

LIQUIDITY AND FINANCIAL CONDITION

      Inventories from the Company's product segment decreased from $1,924,417 at July 31, 2004 to $1,900,344 for the quarter ended April 30, 2005, a decrease of $24,073. The Company continues to turn over existing inventory in lieu of purchasing additional inventory.

      Accounts Receivable increased to $382,613 for the nine months ended April 30, 2005 from $148,171 as of July 31, 2004, as a result of an increase in the Company's product segment for the three months ended April 30, 2005. The increase is attributed to an increase in production and deliveries within the Company's utility division.

      During the quarter ended April 30, 2005, the Company received initial orders for 14 of its PDR2000 systems specifically for field testing by several Utility authorities in their respective networks.

      The Company expects to meet its cash requirements for the next 12 months through existing cash balances and cash generated from its operations.

STATEMENT REGARDING PRESENT OPERATIONS

      There were no material changes in the nature of the operations of the Registrant during the three months ended April 30, 2005. Detailed information is contained in the Registrant's annual report on Form 10-KSB for the fiscal year ended July 31, 2004.

RESULTS OF OPERATIONS

2004 COMPARED TO 2003

(Comparison does not include Atlas Design, which provided placement services, was sold during the fiscal year and is reported as a discontinued operation at July 31, 2004 and 2003.)

Product revenue for the fiscal year ended July 31, 2004 totaled $963,008 an increase of 59.4% or $358,744 from $604,264 reported for fiscal year ended July 31, 2003. The Company attributed the increase in product revenue to increased orders for its Series PTR-1500 high speed communications system.

Product cost for the fiscal year ended July 31, 2004 totaled $913,561 an increase of 159% or $561,336 from $352,225 reported for fiscal year ended July 31, 2003. The Company attributes the increase in product cost to the increase in sales of the PTR-1500 and to the write down of additional obsolete inventory in the amount of $263,700.

Gross profit for products for the years ended July 31, 2004 and July 31, 2003 totaled $49,447 and $252,039, respectively, representing 5.1% and 41.7% of product revenue. The decrease in gross profit for products is attributed to the product mix and the additional write down of obsolete inventory.

Selling, General and Administrative expense for the years ended July 31, 2004 and July 31, 2003 totaled $1,522,714 and $1,136,061, respectively. The Company attributed the increase of $386,653 in selling, general and administrative expense to a higher commission expense, additional trade show costs and increased professional fees due to compliance with increased regulations under the Sarbanes-Oxley Act.

There are no research and development expenses for the fiscal year ended July 31, 2004. The development of the PDR 2000, a high speed communications system for use in electric power transmission pilot protection schemes, was completed during the year.

The Company's interest income for the fiscal year ended July 31, 2004 totaled $7,034 compared to $13,711 for fiscal year ended July 31, 2003. The totals for fiscal years 2004 and 2003 include interest income derived from the Company's interest bearing accounts through several banks. The decrease in interest income reflects the company's proactive purchasing policy of seeking benefits through purchasing agreements.

The Company's interest expense for the fiscal year ended July 31, 2004 totaled $1,220,960, compared to $17,432 for fiscal year ended July 31, 2003. The company's interest expense for fiscal 2004 includes $1,200,000 of detachable warrants issued with a convertible debt having a beneficial conversion option. The value assigned to these warrants was recorded as interest expense and not amortized. The Company's interest expense for fiscal 2003 was due to interest payments on the Company's line of credit through Unity Bank; the maturity date of this line of credit is December 17, 2003.

As a result of the foregoing, the Company reported a net loss from continuing operations of $6,275,886 or $4.08 per share for fiscal 2004, compared to a net loss from continuing operations of $1,256,405 or $1.38 per share for fiscal 2003.

The net loss from discontinued operations for fiscal year ended July 31, 2004 totaled $222,404 and $124,708 for fiscal year ended July 31, 2003. The discontinued operations were a result of the sale of the Company's Atlas Design subsidiary. The decision to sell the component was based on the intensely competitive and highly fragmented nature of the placement services business.

2003 COMPARED TO 2002

(Comparison does not include Atlas Design, which was sold during the fiscal year and is reported as a discontinued operation at July 31, 2004 and 2003.)

Product revenue for the fiscal year ended July 31, 2003 totaled $604,264 a decrease of 25.8% or $210,421 from $814,687 reported for fiscal year ended July 31, 2002. The Company attributed the decrease in product revenue to a decline in the Company's military sales during fiscal 2003.

Product cost for the fiscal year ended July 31, 2003 totaled $352,225 a decrease of 73.9% or $997,151 from $1,349,376 reported for fiscal year ended July 31, 2002. The Company attributes the decrease in product cost to the write-off of obsolete inventory from fiscal 2002 totaling $1,294,323.

Service cost for the fiscal year ended July 31, 2003 totaled $527,562 a decrease of 13.7% or $84,050 from $611,612 reported for fiscal year ended July 31, 2002. The Company attributes the decrease in service cost to a decrease in sales brought about by the loss of two customers to larger staffing firms.

Gross profit for products for the years ended July 31, 2003 and July 31, 2002 totaled $252,039 and $(534,689), respectively, representing 41.7% and (66%)of product revenue. The increase in gross profit for products is attributed to the write off of obsolete inventory for fiscal 2002 totaling $1,294,323.

Gross profit for services for the years ended July 31, 2003 and July 31,2002 totaled $255,633 and $261,714, respectively, representing 32.6% and 30% of service revenue. The decrease in gross profit for services of $6,081 is a result of the increase in placements of positions that realize a lower profit margin and a decrease in managerial positions that possess a high-end margin.

Selling, General and Administrative expense for the years ended July 31,2003 and July 31, 2002 totaled $1,584,988 and $1,813,587, respectively. The Company attributed the decrease of $228,599 in selling, general and administrative expense to a reduction of payroll from the layoff of two employees and a decrease in employee benefits.

Research and development for fiscal 2002 totaled $774,757, as a result of the final stages of development of the PDR2000. There are no R&D expenses for the fiscal year ended July 31, 2003.

The Company's interest income for the fiscal year ended July 31, 2003 totaled $13,711 compared to $1,652 for fiscal year ended July 31, 2002. The totals for fiscal years 2003 and 2002 include interest income derived from the Company's interest bearing accounts through Unity Bank.

The Company's interest expense for the fiscal year ended July 31, 2003 totaled $(17,432), compared to $(11,684) for fiscal year ended July 31, 2002. The Company's interest expense for both fiscal 2003 and 2002 was due to interest payments on the Company's line of credit through Unity Bank; the maturity date of this line of credit is December 17, 2003.

As a result of the foregoing, the Company reported a net loss from continuing operations of $(1,376,683) or $(1.51) per share for fiscal 2003,compared to a net loss from continuing operations of $(3,103,410) or $(8.18) per share for fiscal 2002.

The net loss from discontinued operations for fiscal year ended July 31, 2003 totaled $(28,876) or $0 per share and for fiscal year ended July 31, 2002 totaled $18,516 or $(0.05) per share. The discontinued operations were a result of the Rescission of the Asset Purchase Agreement for the Company's former computer sales and manufacturing company.

LIQUIDITY AND CAPITAL RESOURCES

Working capital at July 31, 2004 was $285,360 compared to $630,316 at year ended July 31, 2003. The decrease in the working capital is attributable to the issuance of convertible debentures, of which the proceeds were partially used for general and administrative expenses.

Accounts receivable have increased from $88,778 as of July 31, 2003 to $148,171 at July 31, 2004. This increase of $59,393 is the result of increased sales during the 4th quarter.

The Company expects to meet its cash requirements for the next twelve months through existing cash balances and cash generated from operations. In addition, the Company believes that it can obtain financing from institutional investors secured by its assets, if necessary.

INFLATION

Management believes that the results of operations have not been affected by inflation and management does not expect inflation to have a significant effect on its operations in the future.

CRITICAL ACCOUNTING POLICIES

The Company's consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements and reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management uses its best judgment in valuing these estimates and may, as warranted, solicit external professional advice and other assumptions believed to be reasonable. The following critical accounting policies, some of which are impacted significantly by judgments, assumptions and estimates, affect the Company's consolidated financial statements.

Income Recognition Revenue for product sales are recognized at the time of shipment, products are not sold on a conditional basis. Therefore, when delivery has occurred the sale is complete as long as the collection of the resulting receivable is probable.

Revenue for services provided under time and material contracts are recognized as services are provided by the temporary, contract or leased employees. Revenue from direct placements or "fixed fee contracts" is recognized at the time the candidate begins the first full day after the completion of a 30-day contingency period. Revenue from permanent placements, which are also considered fixed fee contracts, is recognized at the time the candidate begins the first full day after the completion of a required amount of temporary hours as stipulated in the Temp to Perm contract.

RECEIVABLES AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

The preparation of financial statements requires our management to make estimates and assumptions relating to the collectivity of our accounts receivable. Management specifically analyzes historical bad debts, customer credit worthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. The Company has a concentration risk in trade accounts receivable with significant sales to the government and local agencies. The credit evaluation process has mitigated the credit risk, such losses have been minimal, and within management expectations.

INVENTORY VALUATIONS

Inventories are valued at the lower cost or market. Determined by a first-in, first-out ("FIFO") method. Management reviews inventory for salability.

WARRANTY

The Company provides a twelve-year warranty on its products; the warranty covers parts and labor. The Company, at its option, repairs or replaces products that are found defective during the warranty period providing proper preventive maintenance procedures have been followed by customers. Repairs necessitated by misuse of such products are not covered by our warranty.

In cases of defective products, the customer typically returns them to the Company's facility in Somerville, New Jersey. The Company's service personnel will replace or repair the defective items and ship them back to the customer. All servicing is completed at the Company's main facility and customers are charged a fee for those service items that are not covered by the warranty. We do not offer our customers any formal written service contracts.

INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future federal and state income taxes.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 5 Columbia Somerville, New Jersey. The space consists of approximately 7,000 square feet of which approximately 5,000 square feet is dedicated to manufacturing, production and testing and approximately 2,000 square feet is dedicated to administrative and storage needs. We rent our offices on a month-to-month basis and have not entered into a written lease with the landlord. We pay a monthly rent of $4,640. In the opinion of management, the space is adequately covered by insurance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Robert Benou, our Chairman, Chief Executive Officer and Chief Financial Officer has made a series of loans to the Company. The Company repaid $103,000 of the principal balance during the fiscal year ended July 31, 2004. The Company repaid the remaining principal balance of $166,929, and paid $23,371 in simple interest at 4% over the life of the loans, during the fiscal year ended
July 31, 2005.


MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Market Information. Our Common Stock is traded on the Nasdaq SmallCap Market, under the symbol CNLG.

The following table sets forth, for the periods indicated, the high and low prices of the Company's Common Stock traded on the Nasdaq SmallCap Market for fiscal years ended July 31, 2005 and July 31, 2004.

                                               Common Stock
                                              -------------
                   Fiscal Year 2005            High    Low
                   ----------------           -----   -----
                   First Quarter              $6.61   $1.41
                   Second Quarter             $6.30   $3.40
                   Third Quarter              $4.29   $1.50
                   Fourth Quarter             $2.07   $1.46

                                               Common Stock
                                              -------------
                   Fiscal Year 2004            High    Low
                   ----------------           -----   -----
                   First Quarter              $1.45   $0.55
                   Second Quarter             $1.25   $0.73
                   Third Quarter              $8.77   $0.60
                   Fourth Quarter             $7.88   $1.65

(b) Holders. As of August 26, 2005, our Common Stock was held by approximately 744 shareholders of record. Our transfer agent is Continental Stock Transfer & Trust Company, with offices at 17 Battery Place, 8th Floor, New York, New York, phone number (212) 509-4000, as transfer agent for our shares of common stock. The transfer agent is responsible for all record-keeping and administrative functions in connection with the common shares of stock.

(c) Dividends. Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. To date, we have neither declared nor paid any dividends on our common stock or on our Preferred A or Preferred B shares. We anticipate that no such dividends will be paid in the foreseeable future. Rather, we intend to apply any earnings, if any, to the expansion and development of our business.

Any payment of cash dividends on any of its securities in the future will be dependent upon the future earnings of the Company, including its financial condition, capital requirement and other factors.

(d) Securities Authorized for Issuance Under Equity Compensation Plans.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the information indicated with respect to our compensation plans under which our common stock is authorized for issuance.

----------------------------------------------------------------------------------------------------------------------
                                                                                               Number of securities
                                                                                              remaining available for
                                                                      Weighted average         future issuance under
                              Number of Securities to be issued       exercise price of      equity compensation plans
                                upon exercise of outstanding        outstanding options,       (excluding securities
                                 options, warrants and rights        warrants and rights     reflected in column (a))
                                             (a)                             (b)                        (c)
----------------------------------------------------------------------------------------------------------------------
Equity compensation plans     On July 9, 2002 our stockholders               N/A                      190,000
approved by security          approved our 2002 Stock Option
holders                       Plan under which up to 190,000
                              shares of our common stock may be
                              granted to our employees,
                              directors and consultants. To
                              date, no options have been
                              granted under this plan. The
                              exercise price of options granted
                              under the 2002 Stock Option Plan
                              will be the fair market value of
                              our common stock on the date
                              immediately preceding the date on
                              which the option is granted.
----------------------------------------------------------------------------------------------------------------------
Equity compensation plans                    N/A
not approved by security
holders
----------------------------------------------------------------------------------------------------------------------
   Total                                   190,000
----------------------------------------------------------------------------------------------------------------------

EXECUTIVE COMPENSATION

The following table sets forth the total compensation paid to, accrued and forgiven by each executive for each of our last three completed fiscal years.

SUMMARY COMPENSATION TABLE

The table below reflects information concerning the annual compensation for services in all capacities to the corporation for the fiscal years ended July 31, 2005, 2004, and 2003 of those persons who were, as of July 31, 2005, (a) the Chief Executive Officer, and (b) the four most highly compensated executive officers to the extent that such persons, total annual salary and bonus exceeded $100,000.

------------------------------------------------------------------------------------------------------------
                     Annual Compensation                                   Long-Term Compensation
------------------------------------------------------------------------------------------------------------
                                                                Closing Price of
                                                                 Common Stock on   Securities
                             Fiscal                Restricted    the Date of the   Underlying
                            Year-End                  Stock     Restricted Stock    Options/        Other
Name and Principal         (July 31)    Salary       Awards           Award           SARS      Compensation
------------------------------------------------------------------------------------------------------------
Robert Benou, Chairman,       2005     $323,333            0          $0               0          $18,000***
Chief Executive Officer,   ---------------------------------------------------------------------------------
Chief Financial Officer       2004     $312,000     $390,000          $4.49            0          $12,780***
and Director               ---------------------------------------------------------------------------------
                              2003     $291,666*           0          $0.00            0          $12,780***
------------------------------------------------------------------------------------------------------------
Marc Benou, President,        2005     $111,000**          0          $0               0
Chief Operating Officer,   ---------------------------------------------------------------------------------
Secretary and Director        2004     $98,500**     340,000          $4.49            0
                           ---------------------------------------------------------------------------------
                              2003     $91,333**           0          $0.00            0

------------------------------------------------------------------------------------------------------------

* For the fiscal year ended July 31, 2003, Robert Benou forgave his entire salary for such fiscal year and for the fiscal year ended July 31, 2004, Mr. Benou forgave his entire salary for such fiscal year.

** For the fiscal year ended July 31, 2003, Marc Benou forgave $54,644 of his salary and for the fiscal year ended July 31, 2004, Mr. Benou forgave $63,500 of his salary.

*** Other compensation consisted of a car allowance.

EMPLOYMENT AGREEMENTS

We entered into a 5-year employment agreement with Robert Benou which commenced on June 1, 1997, and which, pursuant to its terms, automatically renews on a year-to-year basis unless Mr. Benou or the Company gives the other notice of termination at least 90 days prior to May 31st. Mr. Benou's annual base salary is $310,000 and increases by $20,000 annually. In addition, Mr. Benou is entitled to an annual bonus equal to 6% of the Company's annual "income before income tax provision" as stated in its annual Form 10-KSB.

This agreement also entitles Mr. Benou to the use of an automobile and to employee benefit plans, such as: life, health, pension, profit sharing and other plans. Under the employment agreement, employment terminates upon death or disability of the employee and the employee may be terminated by the Company for cause.

We entered into a 5-year employment agreement with Marc Benou which commenced on June 1, 1997, and which, pursuant to its terms, renews for one-year terms until cancelled by either the Company or Mr. Benou. Mr. Benou's base salary is $98,000 and he receives annual increases of $6,000. Mr. Benou is entitled to an annual bonus equal to 3% of the Company's annual "income before income tax provision" as stated in its annual Form 10-KSB. The employment agreement also entitles Mr. Benou to the use of an automobile and to employee benefit plans, such as; life, health, pension, profit sharing and other plans. Under the employment agreement, employment is terminated upon death or disability of the employee and employee may be terminated by the Company for cause.

CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS
    ON ACCOUNTING AND FINANCIAL DISCLOSURE

On September 13, 2004, Rosenberg Rich Baker Berman & Company ("Rosenberg Rich Baker") resigned and provided written notice to us that the auditor-client relationship had ceased.

The reports of Rosenberg Rich Baker on the consolidated financial statements of the fiscal years ended July 31, 2004 and July 31, 2003, the Company and its subsidiaries for the Company's last two fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor were they modified as to uncertainty or audit scope or accounting principles. The decision to resign was made by Rosenberg Rich Baker and, accordingly, no action was taken by the Company's audit committee to recommend or approve this change of accountants.

During the fiscal years ended July 31, 2004 and July 31, 2003 and the subsequent interim period through September 13, 2004, there were no disagreements between the Company and Rosenberg Rich Baker on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which, if not resolved to Rosenberg Rich Baker's satisfaction, would have caused Rosenberg Rich Baker to make reference to the subject matter of the disagreements in its report on the Company's financial statements for such periods. In addition, during the Company's fiscal years ended July 31, 2004 and July 31, 2003, the subsequent interim period through September 13, 2004, Rosenberg Rich Baker did not advise the Company that: (i) internal controls necessary to develop reliable financial statements did not exist; (ii) information has come to Rosenberg Rich Baker's attention which made it unwilling to rely on management's representations or unwilling to be associated with the financial statements prepared by management; or that (iii) the scope of the audit should be expanded significantly, or information has come to the attention of Rosenberg Rich Baker that it has concluded will, or if further investigated might, materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent audited financial statements and the issue was not resolved to the satisfaction of Rosenberg Rich Baker prior to its resignation or dismissal.

As of September 21, 2004, the Company engaged Bagell, Josephs & Company, L.L.C. ("Bagell Josephs") as the independent accountant for the Registrant to audit the Company's financial statements.

Prior to engaging the new accountant, neither the Registrant nor any one on the Company's behalf consulted with the new accountant on any matter except to ascertain whether the accountant had the time and resources to accept the Company as a new client.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

We have filed a registration statement on Form SB-2 with the Commission to register shares of our common stock to be sold by the Selling Stockholders. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

                         FINANCIALS INSERTS INDEX TO THE

                        CONSOLIDATED FINANCIAL STATEMENTS

               CONOLOG CORPORATION AND SUBSIDIARIES JULY 31, 2004


                        CONSOLIDATED FINANCIAL STATEMENTS

                            YEAR ENDED JULY 31, 2004

                      CONOLOG CORPORATION AND SUBSIDIARIES

                             Somerville, New Jersey

                                                                         Page
                                                                      ----------

Independent Auditors' Report ......................................   F-1

Consolidated Balance Sheet ........................................   F-2 - F-3

Consolidated Statements of Operations .............................   F-4

Consolidated Statements of Stockholders' Equity ...................   F-5

Consolidated Statements of Cash Flows .............................   F-6

Notes to the Consolidated Financial Statements ....................   F-7 - F-15

                        BAGELL, JOSEPHS & COMPANY, L.L.C.
                          CERTIFIED PUBLIC ACCOUNTANTS

                               High Ridge Commons
                                 Suites 400-403
                           200 Haddonfield Berlin Road
                           Gibbsboro, New Jersey 08026

(856) 346-2828 Fax (856) 346-2882

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Conolog Corporation
Somerville, New Jersey

We have audited the accompanying consolidated balance sheet of Conolog Corporation and Subsidiaries (the "Company") as of July 31, 2004 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinions.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Conolog Corporation and its Subsidiaries as of July 31, 2004, and the results of its operations, changes in stockholders' equity, and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

BAGELL, JOSEPHS & COMPANY, L.L.C.
Certified Public Accountants
Gibbbsboro, New Jersey

October 21, 2004

          MEMBER OF: AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
               NEW JERSEY SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS
             PENNSYLVANIA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
             NEW YORK STATE SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS

Conolog Corporation and Subsidiaries Consolidated Balance Sheet July 31, 2004


                                     ASSETS
Current Assets

   Cash                                                                             $  1,119,768
   Accounts receivable - net allowance for doubtful accounts of $1,000                   148,171
   Note receivable                                                                            --
   Current portion of note receivable                                                      7,920
   Inventory                                                                             500,000
   Other current assets                                                                   44,099
                                                                                    ------------

         Total Current Assets                                                          1,819,958
                                                                                    ------------

Property, Plant and Equipment
      Machinery and equipment                                                          1,328,898
      Furniture and fixtures                                                             409,459
      Computer software                                                                  147,203
      Leasehold improvements                                                              30,265
                                                                                    ------------
                                                                                       1,915,825
      Less accumulated depreciation and amortization                                   1,821,215
                                                                                    ------------
                                                                                          94,610

Inventory                                                                              1,424,417

Note receivable, net of current portion                                                  140,720
                                                                                    ------------

         Total Assets                                                               $  3,479,705
                                                                                    ============

See notes to the consolidated financial statements.

Conolog Corporation and Subsidiaries Consolidated Balance Sheet July 31, 2004

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities

      Accounts payable                                                              $    209,575
      Accrued expenses                                                                    66,734
      Loan from officer                                                                   77,427
      Accrued legal fees                                                                  74,417
      Accrued payroll                                                                     12,445
      Convertible debt                                                                 1,094,000
                                                                                    ------------

         Total Current Liabilities                                                     1,534,598
                                                                                    ------------

Stockholders' Equity:

   Preferred stock, par value $.50; Series A; 4% cumulative; 162,000
      shares authorized; 155,000 shares issued and outstanding                            77,500

   Preferred stock, par value $.50; Series B; $.90 cumulative; 50,000
      shares authorized; 1,197 shares issued and outstanding                                 597

   Common stock, par value $0.01; 20,000,000 shares authorized; issued
       2,879,001 shares, including 220 shares held in treasury                            28,795

   Contributed capital                                                                25,895,647

   Contributed capital - warrants                                                      1,599,401

   Retained (deficit)                                                                (25,400,429)

   Treasury shares at cost                                                              (131,734)

   Prepaid consulting                                                                   (124,670)
                                                                                    ------------

         Total Stockholders' Equity                                                    1,945,107
                                                                                    ------------

         Total Liabilities and Stockholders' Equity                                 $  3,479,705
                                                                                    ============

See notes to the consolidated financial statements.

Conolog Corporation and Subsidiaries Consolidated Statements of Operations

                                                                         Year Ended July 31,
                                                                    ----------------------------
                                                                         2004           2003
                                                                    ------------    ------------
Product revenue                                                     $    963,008    $    604,264

Costs of product revenue                                                 913,561         352,225
                                                                    ------------    ------------
Gross Profit                                                              49,447         252,039
                                                                    ------------    ------------
Operating Expenses
   Selling, general and administrative                                 1,522,714       1,136,061
   Stock based compensation                                            3,592,000         443,135
   Impairment of goodwill                                                     --         322,338
                                                                    ------------    ------------
         Total Operating Expenses                                      5,114,714       1,901,534
                                                                    ------------    ------------

Loss Before Other Income (Expense)                                    (5,065,267)     (1,649,495)
                                                                    ------------    ------------

Other Income (Expense)
      Interest income                                                      7,034          13,711
      Interest expense                                                (1,220,960)        (17,432)
      Other Expense                                                           --         (18,148)
      Other Income                                                         3,307          91,000
                                                                    ------------    ------------
         Total Other Income (Expense)                                 (1,210,619)         69,131
                                                                    ------------    ------------

Loss From Continuing Operations
   Before Income Taxes                                                (6,275,886)     (1,580,364)
Benefit from Income Taxes                                                     --         323,959
                                                                    ------------    ------------

Loss From Continuing Operations                                       (6,275,886)     (1,256,405)

Discontinued Operations:
   Loss From Discontinued Operations (Net of
      income tax benefit of $0)                                          (94,515)       (149,154)

   (Loss) Gain From Disposal of Discontinued Operations
      (Net of income tax expense of $0)                                 (127,889)         24,446
                                                                    ------------    ------------

Net Loss                                                            $ (6,498,290)   $ (1,381,113)
                                                                    ============    ============

Loss Per Common Share - Continuing Operations                       $      (4.08)   $      (1.38)
                                                                    ============    ============
Income Per Common Share - Discontinuing Operations                  $      (0.14)   $      (0.13)
                                                                    ============    ============

See notes to the consolidated financial statements.

Conolog Corporation and Subsidiaries Consolidated Statement of Stockholders' Equity

                                             Series A    Series B                             Contributed     Retained
                                             Preferred   Preferred    Common    Contributed     Capital-      Earnings
                                               Stock       Stock       Stock      Capital       Warrants      (Deficit)
                                             ---------   ---------   --------   -----------   -----------   ------------
Balance at July 31, 2002                      $77,500       $597     $ 49,805   $20,494,003    $       --   $(17,512,666)

Forgiveness of salary by officer                   --         --           --        95,000            --             --
Common shares issued to employees                  --         --       15,253       650,094            --             --
Common shares issued to consultants                --         --          925        27,223            --             --
Common shares issued for commissions               --         --            6           270            --             --
Shares issued for services to be provided          --         --        3,100       248,900            --             --
Forgiveness of salary by Employees                 --         --           --       247,622            --             --
Effect of 1-for-10 reverse stock Split             --         --      (56,090)       56,090            --             --
Write-off of subscription Receivable               --         --           --       (93,750)           --             --
Amortization of consultant services                --         --           --            --            --             --
Net loss for the year                              --                                    --            --     (1,381,113)
Dividends                                          --         --           --         4,180            --         (4,180)
                                              -------       ----     --------   -----------    ----------   ------------

Balance at July 31, 2003                      $77,500       $597     $ 12,999   $21,729,632    $       --   $(18,897,959)
                                              -------       ----     --------   -----------    ----------   ------------

Common shares issued to Directors             $    --       $ --     $  8,000   $ 3,584,000    $       --   $         --
Common shares issued to Consultants                --         --            5           527            --             --
Issuance of warrants with convertible debt         --         --           --            --     1,200,000             --
Conversion of debt                                 --         --        1,000       105,000            --             --
Common shares and warrants
   issued in subscription agreement                --         --        4,791       284,308       399,401             --
Shares issued for services to Be provided          --         --        2,000       188,000            --             --
Amortization of consultant Services                --         --           --            --            --             --
Amortization of deferred Compensation              --         --           --            --            --             --
Net loss for the year                              --         --           --            --            --     (6,498,290)
Dividends                                          --         --           --         4,180            --         (4,180)
                                              -------       ----     --------   -----------    ----------   ------------
Balance at July 31, 2004                      $77,500       $597     $ 28,795   $25,895,647    $1,599,401   $(25,400,429)
                                              =======       ====     ========   ===========    ==========   ============

                                                                                        Consultant       Total
                                             Treasury    Subscription     Deferred     Services to   Stockholders'
                                               Stock      Receivable    Compensation   be Provided       Equity
                                             --------    ------------   ------------   -----------   -------------
Balance at July 31, 2002                     $(131,734)    $(93,750)     $       --     $ (70,196)    $ 2,813,559

Forgiveness of salary by officer                    --           --              --            --          95,000
Common shares issued to employees                   --           --        (222,212)           --         443,135
Common shares issued to consultants                 --           --              --            --          28,148
Common shares issued for commissions                --           --              --            --             276
Shares issued for services to be provided           --           --              --      (252,000)             --
Forgiveness of salary by Employees                  --           --              --            --         247,622
Effect of 1-for-10 reverse stock Split              --           --              --            --              --
Write-off of subscription Receivable                --       93,750              --            --              --
Amortization of consultant services                 --           --              --       253,738         253,738
Net loss for the year                               --           --              --            --      (1,381,113)
Dividends                                           --           --              --            --              --
                                             ---------     --------      ----------     ---------     -----------

Balance at July 31, 2003                     $(131,734)    $     --      $ (222,212)    $ (68,458)    $ 2,500,365
                                             ---------     --------      ----------     ---------     -----------

Common shares issued to Directors            $      --     $     --      $       --     $      --     $ 3,592,000
Common shares issued to Consultants                 --           --              --            --             532
Issuance of warrants with convertible debt          --           --              --            --       1,200,000
Conversion of debt                                  --           --              --            --         106,000
Common shares and warrants
   issued in subscription agreement                 --           --              --            --         688,500
Shares issued for services to Be provided           --           --              --      (190,000)             --
Amortization of consultant Services                 --           --              --       133,788         133,788
Amortization of deferred Compensation               --           --         222,212            --         222,212
Net loss for the year                               --           --              --            --      (6,498,290)
Dividends                                           --           --              --            --              --
                                             ---------     --------      ----------     ---------     -----------
Balance at July 31, 2004                     $(131,734)    $     --      $       --     $(124,670)    $ 1,945,107
                                             =========     ========      ==========     =========     ===========

See notes to the consolidated financial statements.

Conolog Corporation and Subsidiaries Consolidated Statements of Cash Flows

                                                                         Year Ended July 31,
                                                                    ----------------------------
                                                                         2004           2003
                                                                    ------------    ------------
Cash Flows From Operating Activities
      Continuing Operations Net Loss                                $ (6,275,886)   $ (1,256,405)
      Adjustments to Reconcile Net Loss to Net Cash (Used in)
         Provided by Operating Activities
      Net (loss) gain on sale of subsidiaries                           (127,889)         24,446
      Impairment of goodwill                                                  --         322,338
      Common stock for commissions and consulting                            593              --
      Common stock base compensation                                   3,592,000         443,135
      Amortization of prepaid consulting expense                         133,788         253,738
      Amortization of deferred compensation                              222,212
      Warrants issued with convertible debt                            1,200,000              --
      Depreciation                                                        41,255          57,394
(Increase) Decrease in Operating Assets
      Accounts receivable                                               (114,639)        (22,070)
      Inventories                                                         24,711         281,802
      Other current assets                                               (19,959)          2,433
      Other assets                                                            --            (300)
      Deferred income taxes                                              323,959        (123,662)
Increase (Decrease) in Operating Liabilities
      Accounts payable                                                    97,263          54,120
      Accrued expenses and other liabilities                                (189)          1,095
                                                                    ------------    ------------
         Net Cash (Used in) Provided by Continuing Operations           (902,781)         38,064
                                                                    ------------    ------------

Discontinued Operations
      Net (loss)                                                         (94,515)       (149,154)
      Change in net assets of discontinued operations                    230,995        (443,419)
                                                                    ------------    ------------
         Cash Provided by (Used in) Discontinued Operations              136,480        (592,573)
                                                                    ------------    ------------
         Net Cash Used in Operating Activities                          (766,301)       (554,509)
                                                                    ------------    ------------

Cash Flows From Investing Activities
   Purchase of equipment and leasehold improvements                           --          (8,900)
                                                                    ------------    ------------
         Net Cash Used in Investing Activities                                --          (8,900)
                                                                    ------------    ------------

Cash Flows From Financing Activities
   Repayment of line of credit                                          (250,000)             --
   Proceeds from loan from officer                                        44,498              --
   Proceeds from issuance of convertible debentures                    1,200,000              --
   Proceeds from issuance of stock and warrants                          688,500              --
   Proceeds from other loan                                                   --         123,928
   Proceeds from note receivable                                          97,629          42,539
   Proceeds from sale of subsidiary                                       34,000         300,000
                                                                    ------------    ------------
         Net Cash Provided by Financing Activities                     1,814,627         466,467
                                                                    ------------    ------------
Net Increase (Decrease) in Cash and Equivalents                        1,048,326         (96,942)
Cash and Equivalents at Beginning of Period                               71,442         168,384
                                                                    ------------    ------------
Cash and Equivalents at End of Period                               $  1,119,768    $     71,442
                                                                    ============    ============

See notes to the consolidated financial statements.










Conolog Corporation and Subsidiaries Consolidated Statements of Cash Flows - (Continued)

                SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during the year for:

                                                                         Year Ended July 31,
                                                                    ----------------------------
                                                                         2004           2003
                                                                    ------------    ------------
   Interest                                                         $     12,294    $     17,432

Noncash investing and financing activities:

   Conversion of debentures                                              106,000              --

   Common stock issued for prepaid consulting services                   124,670         252,000

   Forgiveness of loan from officer                                           --          91,000

   Notes payable issued for sale of ICM                                       --         287,350

   Write-off of subscription receivable                                       --          93,750

See notes to the consolidated financial statements.

Conolog Corporation and Subsidiaries
Notes to the Consolidated Financial Statements July 31, 2004

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                             NATURE OF ORGANIZATION

Conolog Corporation (the "Company") is in the business of design, manufacturing and distribution of small electronic and electromagnetic components and subassemblies for use in telephone, radio and microwave transmissions and reception and other communication areas. The Company's products are used for transceiving various quantities, data and protective relaying functions in industrial, utility and other markets. The Company's customers include primarily industrial customers, which include power companies, and various branches of the military.

The Company formed a wholly owned Subsidiary, Nologoc Corporation. In September 1998, Nologoc Corporation purchased the assets of Atlas Design, Incorporated. In January, 2001, Nologoc Corporation purchased the assets of Prime Time Staffing, Incorporated and Professional Temp Solutions Incorporated. Atlas Design, Prime Time Staffing and Professional Temp Solutions provide short-term and long-term qualified engineering and technical staff, as well as human resource consulting to various industries. In March 2004 the Company ceased operating its staffing business. The assets of the Company's wholly-owned subsidiary, Nologoc, Inc. trading at Atlas Design, were sold to the Company's vice-president of operations of Atlas Design.

During the year ended July 31, 2000, the Company formed a wholly owned Subsidiary, Lonogoc Corporation. In August, 2000, Lonogoc Corporation purchased the assets of Independent Computer Maintenance Corporation ("ICM") and was operating under the trade name, "ICM". "ICM" provides installation, maintenance, and troubleshooting of computer systems and networks. In October 2002, the Company rescinded the asset purchase agreement with Independent Computer Maintenance Corporation ("ICM") and discontinued its operations.

                           PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Conolog Corporation and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

                              CASH AND EQUIVALENTS

For the purpose of the statements of cash flows, cash equivalents include time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

                                   INVENTORIES

Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or market.

                          PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost, less allowances for depreciation and amortization. Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the assets. Depreciation and amortization was $41,255 and $57,394 for the years ended July 31, 2004 and 2003, respectively. Repairs and maintenance expenditures which do not extend the useful lives of the related assets are expensed as incurred.

Conolog Corporation and Subsidiaries Notes to the Consolidated Financial Statements - (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

                            RESEARCH AND DEVELOPMENT

Research and Development costs are expensed as incurred.

                               REVENUE RECOGNITION

Revenue from product sales are recognized at the time of shipment; products are not sold on a conditional basis. Therefore, when delivery has occurred the sale is complete as long as the collection of the resulting receivable is probable.

Revenue from services provided under time and material contracts are recognized as services are provided by the temporary, contract or leased employees. Revenue from direct placements or "fixed fee contracts" is recognized at the time the candidate begins the first full day after the completion of a 30-day contingency period. Revenue from permanent placements, which are also considered fixed fee contracts, is recognized at the time the candidate begins the first full day after the completion of a required amount of temporary hours as stipulated in the Temp to Perm contract. Revenue from services is included loss from discontinued operations on the Consolidated Statement of Operations.

                                ADVERTISING COSTS

Advertising costs are charged to operations when incurred. Advertising expense was $6,994 and $9,941 for the years ended July 31, 2004 and 2003, respectively.

                           SHIPPING AND HANDLING COSTS

Shipping and handling costs are expensed as incurred and amounted to $25,627 and $16,770 for the years ended July 31, 2004 and 2003, respectively.

                         SECURITIES ISSUED FOR SERVICES

The Company accounts for common stock issued for services by reference to the fair market value of the Company's stock on the date of stock issuance. Compensation, consulting and commission expense is recorded at the fair market value of the stock issued.

                       FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash, accounts receivable, other current assets, accounts payable and accrued expenses approximates fair value because of the short maturity of these instruments.

                       LIMITATIONS ON FAIR VALUE ESTIMATES

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Conolog Corporation and Subsidiaries Notes to the Consolidated Financial Statements - (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

                                  INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future federal and state income taxes.

                         LOSS PER SHARE OF COMMON STOCK

Loss per share of common stock is computed by dividing net loss (after dividends on preferred shares) by the weighted average number of shares of Common Stock outstanding during the year. The preferred dividends are not reflected in arriving at the net loss as they are not material and would have no effect on earning per share available to common shareholders. The number of weighted average shares used in the computations were 1,537,801 and 917,349 for 2004 and 2003 respectively. The effect of assuming the exchange of Series A Preferred Stock and Series B Preferred Stock in 2004 and 2003 would be anti-dilutive. The following transactions occurred after July 31, 2004, which, had they taken place during fiscal 2004, would have changed the number of shares used in the computations of earnings per share: (1) $1,094,000 debenture was converted into 1,032,075 common shares were issued; (2) 270,000 common shares were issued as a result of warrants being exercised.

                                USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATIONS OF BUSINESS AND CREDIT RISK

At times throughout the year, the Company may maintain certain bank accounts in excess of FDIC insured limits. The company provides credit in the normal course of business. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

INVENTORY

At July 31, 2004 inventory consisted of the following:

                  Finished goods             $  783,348
                  Work-in-process                14,790
                  Raw materials               1,126,279
                                             ----------
                                             $1,924,417
                                             ==========

Inventory of $1,424,417 was classified as non-current as only the amount the Company expects to realize in the next operating cycle has been classified as current.

Conolog Corporation and Subsidiaries Notes to the Consolidated Financial Statements - (Continued)

IMPAIRMENT OF GOODWILL

Goodwill is assigned to specific reporting units and is reviewed for possible impairment at least annually or more frequently upon the occurrence of an event or when circumstances indicate that a reporting unit's carrying amount is greater than its fair value. During the year ended July 31, 2003, the Company determined that the carrying amount of the goodwill exceeded its fair value, which was estimated based on the present value of expected future cash inflows. Accordingly, a goodwill impairment loss of $322,338 was recognized during the year ended July 31, 2003.

OPERATING LEASE COMMITMENTS

The Company leases their facilities and various equipment under operating leases. Total rental expense for all operating leases of the Company amounted to approximately $54,302 and $36,256 during the years ended July 31, 2004 and 2003, respectively. The Company currently leases its facilities on a month-to-month basis.

INCOME TAXES

The income tax (benefit) is comprised of the following:

                                                           July 31,
                                                     -------------------
                                                       2004       2003
                                                     --------  ---------
                Current Income Taxes
                   Federal                           $     --  $      --
                   State                                   --   (323,959)
                                                     --------  ---------
                                                     $     --  $(323,959)
                                                     ========  =========

In 1998, the State of New Jersey enacted legislation allowing emerging technology and/or biotechnology companies to sell their unused New Jersey Net Operating Loss ("NOL") Carryover and Research and Development Tax Credits ("R&D" Credits) to corporate taxpayers in New Jersey. During fiscal year ended July 31, 2003, the Company entered into an agreement under which it sold a portion of its NOL carryover. The total estimated proceeds of this transaction was recorded as a benefit in the accompanying financial statements.

A reconciliation between taxes computed at the federal statutory rate and the effective tax rate follows:

                                                           July 31,
                                                     -------------------
                                                       2004       2003
                                                     --------  ---------
                Federal statutory tax rate               34.0%      34.0%
                Valuation Allowance on Net
                   Operating Loss Carryover             (34.0)     (15.0)
                Permanent and other differences                       --
                                                     --------  ---------
                                                           --%      19.0%
                                                     ========  =========

Conolog Corporation and Subsidiaries Notes to the Consolidated Financial Statements - (Continued)

INCOME TAXES, CONTINUED

Deferred taxes are recognized for temporary differences between the bases of assets and liabilities for financial statement and income tax purposes, and net operating losses.

The temporary differences causing deferred tax benefits are primarily due to net operating loss carry forwards.

At July 31, 2004, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $32,900,000, which is available to offset future Federal and State taxable income, if any. The federal and state net operating loss carryforwards expire as follows:

                                                       Federal         State
                                                     -----------    -----------
        2007                                         $        --    $ 2,740,000
        2008                                                  --      3,270,000
        2010                                                  --         90,000
        2011                                                  --      6,400,000
        2013                                             250,000             --
        2014                                           1,230,000             --
        2015                                             960,000             --
        2017                                             550,000             --
        2018                                           1,660,000             --
        2019                                             860,000             --
        2020                                           2,140,000             --
        2021                                           2,650,000             --
        2022                                           3,150,000             --
        2023                                             550,000             --
        2024                                           6,400,000             --
                                                     -----------    -----------
                                                     $20,400,000    $12,500,000
                                                     ===========    ===========

The Company's deferred tax asset is comprised of the following temporary differences:

                                                       Federal          State
                                                     -----------    -----------
Net operating losses and tax credit carryforwards    $ 5,710,000    $   750,000
Less: valuation allowance                             (5,710,000)      (750,000)
                                                     -----------    -----------
   Net Deferred Tax Assets                           $        --    $        --
                                                     ===========    ===========

The net change in the valuation allowance for the year ended July 31, 2004 was approximately $1,340,000.

Conolog Corporation and Subsidiaries Notes to the Consolidated Financial Statements - (Continued)

LOAN FROM OFFICER

Loan from officer represents advances made by an officer of the company. The advances are due one year after the date of receipt and bear interest at a rate of 4% per annum. Total advances made by the officer during the year were $202,500. Repayments to the officer were $158,000. The balance due to the officer at July 31, 2004 was $77,427.

During 2003, the Company adopted the provisions of SFAS 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement rescinds SFAS 4, "Reporting Gains and Losses from Extinguishment of Debt" wherein the FASB determined that gains and losses from debt extinguishments were to be recorded as extraordinary items. Accordingly, other income for the year ended July 31, 2003 includes $91,000 of gain related to the forgiveness of loans from an officer.

PROFIT SHARING PLAN

The Company sponsors a qualified profit sharing plan that covers substantially all full time employees. Contributions to the plan are discretionary and determined annually by management. No contributions to the plan were made during the years ended July 31, 2004 and 2003.

The Plan also provides an employee savings provision (401(k) plan) whereby eligible participating employees may elect to contribute up to 15% of their compensation to an investment trust.

SHAREHOLDERS' EQUITY

On January 10, 2003, the Board of Directors authorized a 1 for 10 reverse stock split of the Company's $.01 par value common stock.

The Series A Preferred Stock provides 4% cumulative dividends, which were $108,383 ($0.70 per share) in arrears at July 31, 2004. In addition, each share of Series A Preferred Stock may be exchanged for one share of Common Stock upon surrender of the Preferred Stock and payment of $48,000 per share. The Company may redeem the Series A Preferred Stock at $.50 per share plus accrued and unpaid dividends.

The Series B Preferred Stock provides cumulative dividends of $0.90 per share, which were $35,616 ($29.76 per share) in arrears at July 31, 2004. In addition, each share of Series B Preferred Stock is convertible into .005 of one share of Common Stock.

The Company has reserved 155,059 shares of Common Stock for Series A and B Preferred Stock.

On July 29, 2004, the Company entered into a subscription agreement with a group of investors for common stock and warrants to purchase shares of common stock. The Company sold to the investors 479,000 shares of common stock and 200,000 warrants with an exercise price of $1.84, which expire on July 30,2029. The Company received $688,500 in exchange for the shares and warrants. The warrants were valued using the Black-Scholes option valuation model with a resulting allocation of the aggregate proceeds from the subscription attributable to the warrants of $399,401. The following assumptions were utilized to value the warrants: price per share of common stock of $1.84; expected life of five years; expected volatility of 149%; a risk free interest rate of 3.7%; and an expected yield of 0.0%.

Conolog Corporation and Subsidiaries Notes to the Consolidated Financial Statements - (Continued)

SHAREHOLDERS' EQUITY (CONTINUED)

A summary of the Company's warrant activity is as follows:

                                                Year Ended July 31, 2004
                                                ------------------------
                                                              Weighted-
                                                               average
                                                  Number of   exercise
                                                  Warrants      price
                                                  ---------   ---------
          Balance at July 31, 2003                      --          --
          Issued                                   470,000     $  1.69
          Forfeited                                     --          --
                                                   -------     -------
          Balance at July 31, 2004                 470,000     $  1.69
                                                   =======     =======

CONVERTIBLE DEBENTURES

On April 26, 2004, the Company entered into a Securities Purchase Agreement with an investor, whereby the Company issued and sold to the investor, in a private placement, a $1,200,000 principal amount Secured Convertible Term Note and a warrants to purchase 270,000 shares of common stock. The principal amount of the note is repayable at the rate of $50,000 per month, plus accrued interest, if any, commencing on May 1, 2005 and may be paid at the investors' option in cash or shares of the Company's common stock at the conversion rate of $1.06.

The 270,000 warrants expire April 26, 2011 and have a weighted average exercise price of 1.59. The warrants were valued using the Black-Scholes option valuation model with a resulting allocation to interest expense of $1,200,000. The following assumptions were utilized to value the warrants: price per share $4.55; expected life of seven years; expected volatility of 151%; a risk free interest rate of 3.4%; and an expected yield of 0.0%.

During the year ended July 31, 2004, $106,000 of principal was converted into 100,000 common shares.

MAJOR CUSTOMERS

The following summarizes sales to major customers (each 10% or more of net sales) by the Company:

                            Sales to Major     Number of     Percentage of
             Year Ended        Customers       Customers         Total
             ----------     --------------     ---------     -------------
                2004           $414,684            2             49.0%
                2003           $665,668            3             44.5%

Conolog Corporation and Subsidiaries Notes to the Consolidated Financial Statements - (Continued)

STOCK OPTION PLAN

                             2002 STOCK OPTION PLAN

On April 23, 2002, the Board of Directors of the Company adopted the 2002 Stock Option Plan ("the 2002 Plan"). Under the 2002 Plan, the Company may grant up to 190,000 shares of common stock as either incentive stock options under Section 422A of the Internal Revenue Code or nonqualified stock options. Subject to the terms of the 2002 Plan, options may be granted to eligible persons at any time and under such terms and conditions as determined by the 2002 Stock Option Committee (`the Committee"). Unless otherwise determined by the Committee, each stock option shall terminate no later than ten years (or such shorter time as may be fixed by the Committee) after the date in which it was granted. The exercise price for incentive stock options must be at least one hundred percent (100%) of the fair market value of common stock as determined on the date of the grant. The exercise price for nonqualified stock options may not be granted at less than eighty-five percent (85%) of the fair market value of the shares on the date of grant.

Conolog Corporation and Subsidiaries Notes to the Consolidated Financial Statements - (Continued)

STOCK OPTION PLAN (CONTINUED)

As of July 31, 2004, there had been no shares granted under the 2002 Plan.

PREPAID CONSULTING

The Company issued 200,599 shares of common stock to various consultants for services. 200,000 of the shares issued were for services that extend into the future and are amortized monthly over the period of the agreement. 599 of the shares issued were for services performed in fiscal year 2004 and were expensed in value at the date of the agreement, as there was no readily determinable value for the consulting services provided or to be provided. The Company accounted for the prepaid value of consulting services in accordance with EITF 00-18, Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees.

DISCONTINUED OPERATIONS

On October 22, 2002, the Company entered an agreement to rescind the Asset Purchase Agreement between Conolog and Independent Computer Maintenance Corporation ("ICM"). Under the rescission agreement, the Company and ICM agreed to transfer all assets previously purchased pursuant to the Asset Purchase Agreement to the extent they still exist to Natony Corp., the former seller. The return of purchase price paid for the assets was $600,000, $300,000 in cash, at closing, a note receivable for $150,000 payable over 24 monthly in equal installments of $6,750 beginning December 31, 2002 and a note receivable of $142,340 ($150,000 less fees of $7,660) unsecured and payable over 10 years beginning December 2004 bearing an interest rate of 5% per annum. The outstanding balance of the $142,340 note receivable at July 31, 2004 is $148,640 which includes $6,300 of the accrued interest. Net sales of ICM were $0 and $116,687 for the years ended July 31, 2004 and 2003, respectively.

On April 30, 2004, the Company sold the assets of its' wholly owned subsidiary, Nologoc Corporation, T/A Atlas Design, Incorporated. The decision to sell the component was based on the intensely competitive and highly fragmented nature of the placement services business. The subsidiary was sold to the Company's vice-president of operations of Atlas Design. The Company received $34,000 of proceeds and recorded a loss from the disposal of $127,889. Net sales of Atlas Design, Incorporated were $439,174 and $783,195 for the years ended July 31, 2004 and 2003, respectively.

SUBSEQUENT EVENTS

The Company did not meet its minimum financial requirement of $2,500,000 in Stockholders' Equity for continued listing on the NASDAQ Small Cap Market. This deficiency was cured subsequent to July 31, 2004 when (1) the remaining principal balance of $1,904,000 from the issuance of convertible debentures during the fiscal year ended July 31, 2004, was converted into 1,032,075 common shares (2) Additionally, warrants expiring April 26, 2011 were exercised resulting in the issuance of 270,000 common shares in exchange for $429,300. The effect on Stockholders' Equity, as of August 9, 2004 is an increase in the Equity balance of $1,523,300, increasing Stockholders' Equity to $3,468,407, from its July 31, 2004 balance of $1,945,107.

                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

Our Company's Certificate of Incorporation requires us to indemnify our officers, directors and employees to the fullest extent permitted by law, including full or partial indemnification for any judgment, settlement or related expense. In addition, advances of expenses to officers and directors are permitted upon an undertaking by the person to be indemnified to repay all such expenses if he or she is ultimately found not to be entitled to indemnification. The indemnification provision in our Certificate of Incorporation applies to all actions and proceedings including those brought by or in our right. Directors and officers remain liable for acts and omissions not in good faith or which involve intentional misconduct and transactions from which such officer or director derives improper personal benefit.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any Selling Stockholders.

Securities and Exchange
   Commission registration fee ....................................   $   584.17

Legal fees and expenses (1) .......................................   $25,000.00

Accounting fees and expenses (1) ..................................   $ 2,000.00

Printing (1) ......................................................   $ 3,000.00

Miscellaneous (1) .................................................   $ 3,425.00
                                                                      ----------
      Total (1) ...................................................   $34,009.17

(1) Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the three months ended July 31, 2005, in reliance on the exemption provided by Rule 506 of the Rules and Regulations promulgated under the Securities Act of 1933, as amended, we made the following sales of our securities.

As previously stated in this Registration Statement, on July 19, 2005 (the "Closing Date"), we entered into a Subscription Agreement (the "Subscription Agreement") with five investors relating to the issuance and sale, in a private placement ("Private Placement") exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the Subscription Agreement, we issued 1,200,000 shares of our common stock at a price of $1.25 per share (the "Purchase Price") and warrants to purchase 1,200,000 shares of the Company's common stock at a price of $1.25 per share which are exercisable for a period commencing six months from the Closing Date and terminating on the fifth anniversary of the issuance of such warrant. Also as previously stated in this Registration Statement, First Montauk acted as Selling Agent in the private placement. Pursuant to the Selling Agent agreement between the Company and First Montauk, we also issued First Montauk, including First Montauk's employees and affiliates, a warrant to purchase 240,000 shares of its common stock on the same terms as those issued to Subscribers.

The issuance and sale of the common stock and warrants pursuant to the Subscription Agreement was made in reliance upon the exemption provided in
Section 4(2) of the Securities Act and Regulation S promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection of the Private Placement. The issuance of the warrant to First Montauk (including its employees and affiliates) was made in reliance upon the exemption provided in Section 4(2) of the Securities Act. Each of the warrants and the certificates representing shares of the Company's common stock and warrants issued pursuant to the Subscription Agreement contain restrictive legends preventing the sale, transfer or other disposition of such shares and warrants, unless registered under the Securities Act.

ITEM 27. EXHIBITS.

The following exhibits are filed as part of this registration statement:

EXHIBIT   DESCRIPTION
-------   -----------
3.1       Certificate of Incorporation of Data Sciences Incorporated (1)

3.2       Certificate of Amendment of Certificate of Incorporation of Data Sciences Incorporated (1)

3.3       Certificate of Ownership and Merger of Data Sciences, Inc. (Maryland) by Data Sciences
          Incorporated (Delaware) (1)

3.4       Certificate of the Designation, Preferences and Relative,
          Participating, Optional or Other Special Rights and Qualifications,
          Limitations or Restrictions Thereof of the Series A Preferred Stock
          (par value $.50) of DSI Systems, Inc. (1)

3.5       Certificate of Amendment of Certificate of Incorporation of DSI Systems, Inc. (1)

3.6       Certificate of the Designation, Preferences and Relative,
          Participating, Optional or Other Special Rights and Qualifications,
          Limitations or Restrictions Thereof of the Series B Preferred Stock
          (par value $.50) of DSI Systems, Inc. (1)

3.7       Certificate of Ownership and Merger of Conolog Corporation (New Jersey) by DSI Systems, Inc.
          (Delaware) (1)

3.8       Certificate of Amendment of Certificate of Incorporation of DSI Systems, Inc. (1)

3.9       Certificate of Ownership and Merger of Iniven Corporation by Conolog Corporation (1)

3.10      Certificate of Amendment of Certificate of Incorporation of Conolog Corporation (1)

3.11      Certificate of Amendment of Certificate of Incorporation of Conolog Corporation (1)

3.12      Certificate of Amendment of Certificate of Incorporation of Conolog Corporation (1)

3.13      Certificate of Amendment of Certificate of Incorporation of Conolog Corporation (1)

3.14      Certificate of Amendment of Certificate of Incorporation of Conolog Corporation (1)

4.1       Specimen of common stock certificate

5.1       Opinion of Milberg Weiss Bershad & Schulman LLP

10.1      Subscription Agreement dated as of July 17, 2005, among Conolog
          Corporation and the subscribers named therein.(2)

10.2 Form of Warrant issued by Conolog Corporation to each of the subscribers named in the Subscription Agreement.(2)

10.3      Form of Brokers Warrant (2)

10.4      Selling Agent Agreement (2)

10.5      Form of Selling Agent Agreement (1)

23.1      Consent of Bagell, Josephs & Company, LLC

23.2      Consent of Milberg Weiss Bershad & Schulman LLP (included in Exhibit 5.1)

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-62 File Number 333-122891 filed with the Securities and Exchange Commission on February 17, 2005.

(2) Incorporated by reference to the 8-K filed with the Securities and Exchange Commission on July 25, 2005.

ITEM 28. UNDERTAKINGS.

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Undertaking Required by Regulation S-B, Item 512(e).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(C) Undertaking Required by Regulation S-B, Item 512(f)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Somerville, New Jersey, on the 2nd day of September, 2005.

                               CONOLOG CORPORATION

                  By: /s/ Robert S. Benou
                      ------------------------------------
                  Robert Benou
                  Chairman, Chief Executive Officer and
                  Chief Financial Officer

Each person whose signature appears below constitutes and appoints Robert Benou or March Benou his true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed below by the following persons in the capacities and on the dates indicated:

September 2, 2005                       /s/ Robert S. Benou
                                        ----------------------------------------
                                        Robert S. Benou
                                        Chairman, Chief Executive Officer and
                                        Director

September 2, 2005                       /s/ Marc R. Benou
                                        ----------------------------------------
                                        Marc R. Benou
                                        President, Chief Operating Officer,
                                        Secretary and Director

September 2, 2005                       /s/ Louis S. Massad
                                        ----------------------------------------
                                        Louis S. Massad
                                        Director

September 2, 2005                       /s/ Edward J. Rielly
                                        ----------------------------------------
                                        Edward J. Rielly
                                        Director

September 2, 2005                       /s/ David M. Peison
                                        ----------------------------------------
                                        David M. Peison
                                        Director

                            STATEMENT OF DIFFERENCES
                            ------------------------
The copyright symbol shall be expressed as...................................'c'